Filed pursuant to Rule 424(b)(5)
Registration File No.: 333-197661
333-197661-01

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
2.650% Senior Notes due 2019 3.950% Senior Notes due 2024 4.875% Senior Notes due 2034 5.150% Senior Notes due 2044	$3,250,000,000	$409,405.26

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.
(2)	Calculated to account for $9,194.74 that the Company currently has on balance with the SEC.

PROSPECTUS SUPPLEMENT
(To Prospectus dated July 28, 2014)

$3,250,000,000

TYSON FOODS, INC.

$1,000,000,000 2.650% SENIOR NOTES DUE 2019

$1,250,000,000 3.950% SENIOR NOTES DUE 2024

$500,000,000 4.875% SENIOR NOTES DUE 2034

$500,000,000 5.150% SENIOR NOTES DUE 2044

We are offering $1,000,000,000 aggregate principal amount of 2.650% Senior Notes due 2019 (the “2019 notes”), $1,250,000,000 aggregate principal amount of 3.950% Senior Notes due 2024 (the “2024 notes”), $500,000,000 aggregate principal amount of 4.875% Senior Notes due 2034 (the “2034 notes”) and $500,000,000 aggregate principal amount of 5.150% Senior Notes due 2044 (the “2044 notes” and, together with the 2019 notes, the 2024 notes and the 2034 notes, the “notes”).

We will pay interest on the notes on February 15 and August 15 of each year, commencing on February 15, 2015. The 2019 notes, the 2024 notes, the 2034 notes and the 2044 notes will mature on August 15, 2019, August 15, 2024, August 15, 2034 and August 15, 2044, respectively. We may redeem some or all of the notes at any time and from time to time at the applicable redemption prices described herein.

The notes will be our senior unsecured obligations and will rank equally with all of our other existing and future senior unsecured indebtedness from time to time outstanding, including all other senior notes issued under the indenture. Each series of notes will be fully and unconditionally guaranteed only by Tyson Fresh Meats, Inc. (“TFM”), which is our only subsidiary that is a guarantor under our revolving credit facility, our 6.60% Senior Notes due 2016 and 4.50% Senior Notes due 2022. The guarantees will be released upon the occurrence of certain customary circumstances described under “Description of the Notes—Guarantees,” including as a result of the release of TFM’s guarantee under our revolving credit facility. Each series of notes will be issued only in registered form in denominations of $2,000 and in integral multiples of $1,000 in excess thereof. The notes will not be listed on any securities exchange.

We intend to use the net proceeds of this offering, together with cash on hand and the net proceeds from our Class A common stock and tangible equity units offerings, each completed on August 5, 2014, and from borrowings under new term loans, to finance the acquisition of The Hillshire Brands Company as described in this prospectus supplement, and to pay related fees and expenses. This offering is not contingent on the consummation of the acquisition of The Hillshire Brands Company or the new term loans. However, if such acquisition is not consummated on or prior to April 1, 2015 or, if prior to such date, the merger agreement for such acquisition is terminated, then in either case we will be required to redeem all of the notes at a special mandatory redemption price equal to 101% of the principal amount of such notes, plus accrued and unpaid interest to, but excluding, the redemption date, as described under “Description of the Notes—Special Mandatory Redemption.”

Investing in our notes involves risks. See “Risk Factors” beginning on page S-12 of this prospectus supplement.

	Per 2019 Note	Total for 2019 Notes	Per 2024 Note	Total for 2024 Notes	Per 2034 Note	Total for 2034 Notes	Per 2044 Note	Total for 2044 Notes
Price to Public (1)	99.934%	$999,340,000	99.696%	$1,246,200,000	99.986%	$499,930,000	99.605%	$498,025,000
Underwriting Discounts and Commissions	0.600%	$6,000,000	0.650%	$8,125,000	0.875%	$4,375,000	0.875%	$4,375,000
Proceeds to Company	99.334%	$993,340,000	99.046%	$1,238,075,000	99.111%	$495,555,000	98.730%	$493,650,000

(1)	Plus accrued interest from, and including, August 8, 2014, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes to purchasers on or about August 8, 2014.

Joint Book-Running Managers (2019, 2024, 2034 and 2044 Notes)

Morgan Stanley	J.P. Morgan

Joint Book-Running Managers (2019 and 2034 Notes)

HSBC	Mizuho Securities

Joint Book-Running Managers (2024 and 2044 Notes)

Rabo Securities	US Bancorp

Co-Managers (2019 and 2034 Notes)

RBC Capital Markets

Rabo Securities	US Bancorp
Credit Agricole CIB	MUFG

Co-Managers (2024 and 2044 Notes)

RBC Capital Markets
HSBC	Mizuho Securities
Credit Agricole CIB	MUFG

August 5, 2014

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission using a shelf registration process.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering.

Both this prospectus supplement and the accompanying prospectus include or incorporate by reference important information about us, our notes and other information you should know before investing. You should read both this prospectus supplement and the accompanying prospectus as well as additional information described under “Where You Can Find More Information” in this prospectus supplement before investing in our notes.

Neither we nor the underwriters have authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context otherwise requires, in this prospectus supplement the words “the Company,” “Tyson,” “we,” “us,” and “our” refer to Tyson Foods, Inc. and not to any of its subsidiaries.

Unless we specifically state otherwise, the information in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, assumes the completion of the Class A common stock and tangible equity units offerings, each completed on August 5, 2014, and that the underwriters for such Class A common stock offering do not exercise their over-allotment option to purchase additional shares of Class A common stock. In addition, unless we specifically state otherwise, the information in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, does not give effect to the Hillshire Brands Acquisition or the New Term Loans (each as defined below).

During the second quarter of fiscal 2014, we began reporting our International operations as a separate segment, which was previously included in our Chicken segment. All amounts in this prospectus supplement reflect this reclassification, and all references to our Annual Report on Form 10-K for the fiscal year ended September 28, 2013 and to our Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 2014 shall be deemed to include the reclassified amounts set forth in our Current Reports on Form 8-K filed with the Securities and Exchange Commission on July 28, 2014.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our Class A common stock is listed and traded on the New York Stock Exchange, or “NYSE.” You may also inspect the information we file with the SEC at the NYSE’s offices at 20 Broad Street, New York, New York 10005. Information about us, including certain SEC filings, is also available at our website at http://ir.tyson.com. However, the information on our website is not a part of this prospectus supplement or the accompanying prospectus

The SEC allows us to “incorporate by reference” in this prospectus supplement and the accompanying prospectus the information in other documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated or deemed to be incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus supplement and the accompanying prospectus.

We incorporate by reference in this prospectus supplement and the accompanying prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” prior to the termination of the offering under this prospectus supplement and the accompanying prospectus (provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the fiscal year ended September 28, 2013, including those portions of our Definitive Proxy Statement on Schedule 14A filed on December 20, 2013 that are specifically incorporated by reference into such Annual Report on Form 10-K (except for Part I, Items 1 and 2 and Part II, Items 6, 7 and 8, which were superseded by Part I, Items 1 and 2 and Part II, Items 6, 7 and 8, respectively, included in the Current Report on Form 8-K filed on July 28, 2014);

•	Our Quarterly Reports on Form 10-Q for the quarters ended December 28, 2013 (except for Part I, Items 1 and 2, which were superseded by Part I, Items 1 and 2, respectively, included in the Current Report on Form 8-K filed on July 28, 2014) and March 29, 2014;

•	Our Current Reports on Form 8-K filed with the SEC on February 4, 2014, June 4, 2014, June 10, 2014, July 1, 2014, July 2, 2014, July 17, 2014, July 28, 2014 (except for Item 2.02 and related Exhibit 99.1) and August 5, 2014 and our Current Report on Form 8-K/A filed with the SEC on August 4, 2014; and

•	Our Registration Statement on Form 8-A dated October 14, 1997.

In addition, we incorporate by reference in this prospectus supplement the risk factors disclosed in Part I, Item 1A of Hillshire Brands’ Annual Report on Form 10-K for the fiscal year ended June 29, 2013.

You may obtain a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus supplement and the accompanying prospectus (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address:

Investor Relations Department

Tyson Foods, Inc.

2200 Don Tyson Parkway

Springdale, AR 72762-6999

(479) 290-4524

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference a number of forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions. Such forward-looking statements include, but are not limited to, current views and estimates of our outlook for fiscal 2014, other future economic circumstances, industry conditions in domestic and international markets, our performance and financial results (e.g., debt levels, return on invested capital, value-added product growth, capital expenditures, tax rates, access to foreign markets and dividend policy). These forward-looking statements are subject to a number of factors and uncertainties that could cause our actual results and experiences to differ materially from anticipated results and expectations expressed in such forward-looking statements. We wish to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Among the factors that may cause actual results and experiences to differ from anticipated results and expectations expressed in such forward-looking statements are the following: (i) the effect of, or changes in, general economic conditions; (ii) fluctuations in the cost and availability of inputs and raw materials, such as live cattle, live swine, feed grains (including corn and soybean meal) and energy; (iii) market conditions for finished products, including competition from other global and domestic food processors, supply and pricing of competing products and alternative proteins and demand for alternative proteins; (iv) successful rationalization of existing facilities and operating efficiencies of the facilities; (v) risks associated with our commodity purchasing activities; (vi) access to foreign markets together with foreign economic conditions, including currency fluctuations, import/export restrictions and foreign politics; (vii) outbreak of a livestock disease (such as avian influenza (AI) or bovine spongiform encephalopathy (BSE)), which could have an adverse effect on livestock we own, the availability of livestock we purchase, consumer perception of certain protein products or our ability to access certain domestic and foreign markets; (viii) changes in availability and relative costs of labor and contract growers and our ability to maintain good relationships with employees, labor unions, contract growers and independent producers providing us livestock; (ix) issues related to food safety, including costs resulting from product recalls, regulatory compliance and any related claims or litigation; (x) changes in consumer preference and diets and our ability to identify and react to consumer trends; (xi) significant marketing plan changes by large customers or loss of one or more large customers; (xii) adverse results from litigation; (xiii) risks associated with leverage, including cost increases due to rising interest rates or changes in debt ratings or outlook; (xiv) compliance with and changes to regulations and laws (both domestic and foreign), including changes in accounting standards, tax laws, environmental laws, agricultural laws and occupational, health and safety laws; (xv) our ability to make effective acquisitions or joint ventures and successfully integrate newly acquired businesses into existing operations; (xvi) effectiveness of advertising and marketing programs; and (xvii) those factors listed under Item 1A. “Risk Factors” included in our Annual Report filed on Form 10-K for the year ended September 28, 2013 and subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. You should refer to the “Risk Factors” section of this prospectus supplement and the accompanying prospectus and to the Company’s periodic and current reports filed with the SEC for specific risks which would cause actual results to be significantly different from those expressed or implied by these forward-looking statements. It is not possible to identify all of the risks, uncertainties and other factors that may affect future results. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. Accordingly, readers of this prospectus supplement and the accompanying prospectus are cautioned not to place undue reliance on the forward-looking statements.

IMPORTANT INFORMATION FOR INVESTORS AND SECURITYHOLDERS

This communication is not an offer to buy or the solicitation of an offer to sell any securities of Hillshire Brands. A solicitation and an offer to buy shares of Hillshire Brands common stock is being made pursuant to a Tender Offer Statement (including an offer to purchase, a related letter of transmittal and other offer documents) that HMB Holdings, Inc., a wholly owned subsidiary of Tyson Foods, Inc., has filed with the U.S. Securities and Exchange Commission (the “SEC”). Hillshire Brands has also filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Investors and Stockholders are urged to read the Tender Offer Statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the Solicitation/Recommendation Statement on Schedule 14D-9, as well as other documents filed with the SEC, because they contain important information. The Tender Offer Statement and Solicitation/Recommendation Statement on Schedule 14D-9 have been sent free of charge to Hillshire Brands stockholders and these and other materials filed with the SEC may also be obtained from Hillshire Brands upon written request to the Investor Relations Department, 400 South Jefferson Street, Chicago, Illinois 60607, telephone number (312) 614-8100 or from Hillshire Brands’ website, http://investors.hillshirebrands.com. In addition, all of these materials (and all other documents filed with the SEC) will be available at no charge from the SEC through its website at www.sec.gov, or by directing requests for such materials to MacKenzie Partners, Inc., the Information Agent for the offer, at (800) 322-2885 (please call (212) 929-5500 (collect) if you are located outside the U.S.).

v

SUMMARY

This summary highlights selected information contained elsewhere in or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary may not contain all the information that you should consider before investing in our notes. You should carefully read the entire prospectus supplement and the accompanying prospectus, including the section entitled “Risk Factors,” the documents incorporated by reference in this prospectus supplement and the accompanying prospectus and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.

OUR COMPANY

Founded in 1935, we are one of the world’s largest meat protein companies and the second-largest food production company in the Fortune 500 with one of the most recognized brand names in the food industry. We produce, distribute and market chicken, beef, pork, prepared foods and related allied products. Our operations are conducted in five segments: Chicken, Beef, Pork, Prepared Foods and International. Some of the key factors influencing our business are customer demand for our products; the ability to maintain and grow relationships with customers and introduce new and innovative products to the marketplace; accessibility of international markets; market prices for our products; the cost and availability of live cattle and hogs, raw materials, grain and feed ingredients; and operating efficiencies of our facilities.

We operate a fully vertically integrated poultry production process. Our integrated operations consist of breeding stock, contract growers, feed production, processing, further-processing, marketing and transportation of chicken and related allied products, including animal and pet food ingredients. Through our wholly-owned subsidiary, Cobb-Vantress, Inc., we are one of the leading poultry breeding stock suppliers in the world. Investing in breeding stock research and development allows us to breed into our flocks the characteristics found to be most desirable.

We also process live fed cattle and hogs and fabricate dressed beef and pork carcasses into primal and sub-primal meat cuts, case ready beef and pork and fully-cooked meats. In addition, we derive value from allied products such as hides and variety meats sold to further processors and others.

We produce a wide range of fresh, value-added, frozen and refrigerated food products. Our products are marketed and sold primarily by our sales staff to grocery retailers, grocery wholesalers, meat distributors, warehouse club stores, military commissaries, industrial food processing companies, chain restaurants or their distributors, international export companies and domestic distributors who serve restaurants, foodservice operations such as plant and school cafeterias, convenience stores, hospitals and other vendors. Additionally, sales to the military and a portion of sales to international markets are made through independent brokers and trading companies.

On July 1, 2014, The Hillshire Brands Company, or Hillshire Brands, accepted an offer from us to be acquired at a price of $63.00 per share, as described below under “—Recent Developments.” Hillshire Brands is a manufacturer and marketer of high-quality, brand name food products. A leader in branded, convenient foods for the retail and foodservice markets, Hillshire Brands generated $3,920 million of net sales in the year ended June 29, 2013 and had approximately 9,100 employees at that time. Hillshire Brands’ portfolio includes iconic brands such as Jimmy Dean, Ball Park, Hillshire Farm, State Fair, Sara Lee frozen bakery and Chef Pierre pies, as well as artisanal brands Aidells, Gallo Salame, Van’s Natural Foods and Golden Island premium jerky.

We believe that the Hillshire Brands acquisition will provide us with several strategic and financial benefits, including:

•	Compelling Investment Consistent with Strategic Priorities—We believe that Hillshire Brands’ product portfolio will provide us with growth in higher margin, branded foods. We believe this product portfolio will complement our existing product portfolio, and provide us with added presence in the convenience and snack foods markets.

•	Create Market Leading Integrated Protein Platform—We believe that the addition of Hillshire Brands’ raw material platform will generate scale and profitability in our existing prepared foods business across both branded private label products and commodity products.

•	Synergy Opportunity—We believe that the Hillshire Brands Acquisition presents meaningful synergy opportunities, including in the areas of purchasing, distribution, supply chain, raw material utilization and brand building.

CORPORATE INFORMATION

Tyson Foods, Inc. commenced business in 1935, was incorporated in Arkansas in 1947, and was reincorporated in Delaware in 1986.

Our principal executive offices are located at 2200 Don Tyson Parkway, Springdale, Arkansas 72762-6999. Our telephone number is (479) 290-4000. Our website is www.tysonfoods.com. Information on our website is not part of this prospectus supplement.

RECENT DEVELOPMENTS

Proposed Hillshire Brands Acquisition

On June 8, 2014, we submitted to Hillshire Brands a unilaterally binding offer to acquire it for $63.00 per share in cash. The offer was accompanied by a definitive agreement and plan of merger (the “Merger Agreement”) among Tyson, HMB Holdings, Inc., a Maryland corporation and a wholly-owned subsidiary of Tyson (“Merger Sub”), and Hillshire Brands, which was executed by Tyson and Merger Sub. The offer was contingent upon the termination of the merger agreement between Hillshire Brands and Pinnacle Foods, Inc., which occurred on July 1, 2014, at which time Hillshire Brands accepted the offer and executed the Merger Agreement. The Merger Agreement required that we pay to or on behalf of Hillshire Brands the termination fee of $163.0 million due to Pinnacle upon termination of the merger agreement between Hillshire Brands and Pinnacle Foods, Inc. We refer in this prospectus supplement to our acquisition of Hillshire Brands to the extent set forth in, and pursuant to, the Merger Agreement as the “Hillshire Brands Acquisition.”

On July 16, 2014, pursuant to the Merger Agreement, we commenced a tender offer to purchase all of the issued and outstanding shares of Hillshire Brands’ common stock at a purchase price of $63.00 per share in cash, without interest. The tender offer is scheduled to expire on August 12, 2014 and is subject to the condition that two-thirds of the outstanding shares of Hillshire Brands common stock shall have been validly tendered prior to the expiration of the tender offer and not withdrawn. The Merger Agreement also contains other customary conditions, including the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Subject to certain conditions and limitations, Hillshire Brands granted Tyson an option to purchase from Hillshire Brands after the successful completion of the tender offer enough additional Hillshire Brands shares so that Tyson will own more than 90% of the outstanding shares of Hillshire Brands’ common stock, in order to facilitate the completion of the merger through the “short-form” procedures available under Maryland law. Following the consummation of the tender offer, and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, the Merger Agreement provides that Merger Sub will merge with and into Hillshire Brands, with Hillshire Brands surviving the merger as our wholly-owned subsidiary. At and following consummation of the merger, any remaining outstanding shares of Hillshire Brands common stock not owned, directly or indirectly, by us, Merger Sub or Hillshire Brands will be converted into the right to receive $63.00 per share in cash, without interest. Appraisal rights are not available under Maryland law for the tender offer or the merger.

Financing Transactions

In addition to this offering, we intend to obtain or otherwise incur additional financing for the Hillshire Brands Acquisition as follows:

Common Stock and Tangible Equity Units Offerings. On August 5, 2014, we completed public offerings of 23,810,000 shares of our Class A common stock and 30,000,000 of our 4.75% tangible equity units. We raised approximately $2,327 million in aggregate net proceeds from these offerings (assuming no exercise of the over-allotment option for the Class A common stock offering), after deducting the underwriting discounts and commissions and estimated offering expenses. As required by the Merger Agreement, the net proceeds from these offerings (net of our good faith estimate of offering fees and expenses) were placed into an escrow account pending release upon consummation of, and to partially fund, the Hillshire Brands Acquisition and pay related fees and expenses (or, if earlier, upon termination of the Merger Agreement).

New Term Loans. We intend to obtain or otherwise incur up to approximately $2,500.0 million of additional indebtedness to fund the Hillshire Brands Acquisition, and pay related fees and expenses, which we currently expect to be in the form of three-year and five-year senior unsecured term loans. We refer to these term loans in this prospectus supplement as the “New Term Loans.”

On June 27, 2014, we also amended our existing revolving credit facility to, among other things, permit the Hillshire Brands Acquisition without resulting in the occurrence of a default or event of default under that facility. However, we do not expect to draw under this facility to fund any portion of the Hillshire Brands Acquisition. See “Description of Indebtedness.”

The completion of this notes offering is not contingent upon the New Term Loans or the Hillshire Brands Acquisition.

We cannot assure you that we will complete the Hillshire Brands Acquisition or any of the other financing transactions on the terms contemplated in this prospectus supplement or at all.

Outlook for Fiscal 2014

As we previously provided, in fiscal 2014, we expect overall domestic protein production (chicken, beef, pork and turkey) to decrease approximately 1% from fiscal 2013 levels, mainly due to further reductions in forecasted hog supplies. Grain supplies are expected to increase in fiscal 2014, which should result in lower input costs. The following is a summary of the fiscal 2014 outlook for each of our segments, as well as an outlook on sales, capital expenditures, net interest expense, debt and liquidity and share repurchases (which do not take into account the completion of the Hillshire Brands Acquisition and related financing transactions):

•	Chicken—We expect domestic chicken production to increase around 2-3% in fiscal 2014 compared to fiscal 2013. Based on current futures prices, we expect lower feed costs in fiscal 2014 compared to fiscal 2013 of approximately $500 million. Many of our sales contracts are formula based or shorter-term in nature, but there may be a lag time for price changes to take effect. Due to the relative value of chicken compared to other proteins, we believe demand will remain strong in fiscal 2014. We believe our Chicken segment should be above its normalized range of 5.0%-7.0% for fiscal 2014.

•

Beef—We expect to see a reduction of industry fed cattle supplies of 3-4% in fiscal 2014 as compared to fiscal 2013. Although we generally expect adequate supplies in regions we operate our plants, there may be periods of imbalance of fed cattle supply and demand. For fiscal 2014, we believe our Beef segment’s profitability will be similar to fiscal 2013, which was below its normalized range of 2.5%-4.5%.

•	Pork—We expect industry hog supplies to decrease around 4-5% in fiscal 2014 compared to fiscal 2013, partially offset by increased average live weights. For fiscal 2014, we believe our Pork segment will be in its normalized range of 6.0%-8.0%.

•	Prepared Foods—We expect operational improvements and pricing to offset increased raw material costs. Because many of our sales contracts are formula based or shorter-term in nature, we are typically able to offset rising input costs through increased pricing. As we continue to invest heavily in our growth platforms, we expect our Prepared Foods segment to be below its normalized range of 4.0%-6.0% for fiscal 2014.

•	International—We expect our International chicken production to increase around 15% in fiscal 2014 compared to fiscal 2013. Based on current futures prices, we expect lower feed costs in fiscal 2014 compared to fiscal 2013 of approximately $40 million. Unless market conditions improve, we will incur losses for the remainder of the year; however the losses in the third and fourth quarters of fiscal 2014 should be lower than the losses sustained in the first two quarters of fiscal 2014.

•	Sales—We expect fiscal 2014 sales to approximate $38 billion as we continue to execute our strategy of accelerating growth in domestic value-added chicken sales, prepared food sales and international chicken production, as well as price increases associated with rising cattle and hog costs.

•	Capital Expenditures—We expect fiscal 2014 capital expenditures to be approximately $600 to $650 million.

•	Net Interest Expense—We expect net interest expense will approximate $95 million for fiscal 2014.

•	Debt and Liquidity—We expect total liquidity, which was $1.4 billion at March 29, 2014, to be above our goal to maintain liquidity in excess of $1.2 billion.

•	Share Repurchases—We currently do not plan to repurchase shares other than to fund obligations under equity compensation programs.

THE OFFERING

Issuer	Tyson Foods, Inc., a Delaware corporation

Notes Offered

$1,000,000,000 aggregate principal amount of 2.650% Senior Notes due 2019 (the “2019 notes”).

$1,250,000,000 aggregate principal amount of 3.950% Senior Notes due 2024 (the “2024 notes”).

$500,000,000 aggregate principal amount of 4.875% Senior Notes due 2034 (the “2034 notes”).

$500,000,000 aggregate principal amount of 5.150% Senior Notes due 2044 (the “2044 notes” and, together with the 2019 notes, the 2024 notes and the 2034 notes, the “notes”).

Maturity

The 2019 notes will mature on August 15, 2019, the 2024 notes will mature on August 15, 2024, the 2034 notes will mature on August 15, 2034 and the 2044 notes will mature on August 15, 2044, in each case unless earlier redeemed by us, including as a result of a special mandatory redemption if the Hillshire Brands Acquisition does not occur on or prior to April 1, 2015 as described below.

Interest Payment Dates	We will pay interest on the notes on February 15 and August 15 of each year, or the first business day thereafter if such day is not a business day, commencing on February 15, 2015.

Interest Rate	For the 2019 notes: 2.650% per annum. For the 2024 notes: 3.950% per annum. For the 2034 notes: 4.875% per annum. For the 2044 notes: 5.150% per annum.

Guarantee	All payments with respect to each series of notes (including principal and interest) will be fully and unconditionally guaranteed only by Tyson Fresh Meats, Inc. (“TFM”), which is our only subsidiary on the issue date of the notes that is a guarantor under our revolving credit facility, our 6.60% Senior Notes due 2016 and our 4.50% Senior Notes due 2022. TFM’s guarantees will be released upon the occurrence of certain customary circumstances described under “Description of the Notes—Guarantee,” including as a result of the release of TFM’s guarantee under our revolving credit facility.

Ranking

The notes and TFM’s guarantees will be our and TFM’s senior unsecured obligations, respectively, and will rank equally with all our and TFM’s existing and future senior unsecured indebtedness, respectively, including all other senior notes issued under the indenture, from time to time outstanding. The indenture provides for the issuance from time to time of senior unsecured indebtedness by us in an unlimited amount. The notes and TFM’s guarantees will be effectively subordinated to any of our and TFM’s existing and future secured debt, to the extent of the value of the collateral securing such debt, and will be structurally subordinated to all existing and future obligations of our subsidiaries other than TFM.

As of March 29, 2014, after giving pro forma effect to the Hillshire Brands Acquisition and the related financing transactions (including the notes offered hereby), the Company and its consolidated subsidiaries would have had outstanding, on a consolidated basis, $8,859 million of total debt, including:

(1) $1,940 million of total debt of the Company and TFM outstanding as of such date (substantially all of which would have been unsecured indebtedness);

(2) $942 million of assumed debt from Hillshire Brands; and

(3) $2,500 million under the New Term Loans.

In addition, as of such date but prior to giving pro forma effect to the Hillshire Brands Acquisition and such related financing transactions, Tyson’s subsidiaries other than the Guarantor would have had $227 million of total debt (including $59.0 million of intercompany indebtedness), substantially all of which would have been unsecured indebtedness, and $2,345 million of outstanding liabilities, including trade payables but excluding intercompany obligations. See our Current Report on Form 8-K/A filed with the SEC on August 4, 2014 and our Quarterly Report on Form 10-Q for the quarterly period ended March 29, 2014 under Part I, Item 1, Notes to Consolidated Condensed Financial Statements, Note 7: Debt and Note 16: Condensed Consolidating Financial Statements.

Optional Redemption	We may redeem some or all of the notes of each series at any time prior to maturity at the redemption prices described in this prospectus supplement under “Description of the Notes—Optional Redemption.”

Special Mandatory Redemption	If we do not consummate the Hillshire Brands Acquisition on or prior to April 1, 2015 or, if prior to such date, the Merger Agreement is terminated, then in either case we must redeem all of the notes at a redemption price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest to, but excluding, the redemption date. See “Description of the Notes—Special Mandatory Redemption.”

Change of Control Offer	If a “Change of Control Triggering Event” (as defined in “Description of the Notes—Change of Control”)
occurs with respect to a series of notes, we will be required, unless we have exercised our option to redeem the notes of such series, to offer to purchase the notes of such series at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of purchase. See “Description of the Notes—Change of Control.”

Certain Covenants	The indenture governing the notes contains certain covenants. See “Description of the Notes—Certain Covenants” in this prospectus supplement and “Description of Debt Securities—Certain Covenants” in the accompanying prospectus.

Form and Denomination	Each series of notes will be issued in fully registered form in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

DTC Eligibility	The notes will be represented by global certificates deposited with, or on behalf of, The Depository Trust Company, which we refer to as “DTC,” or its nominee. See “Description of the Notes—Book-Entry System.”

Use of Proceeds	We estimate that the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately $3,215 million. We intend to use the net proceeds from this offering, together with cash on hand and the net proceeds from our Class A common stock and tangible equity units offerings and from the New Term Loans, to fund the Hillshire Brands Acquisition and to pay related fees and expenses. If for any reason the Hillshire Brands Acquisition is not consummated on or prior to April 1, 2015 or, if prior to such date, the Merger Agreement is terminated, then the notes will be subject to a special mandatory redemption as described above and under “Description of the Notes—Special Mandatory Redemption.” See “—Recent Developments” above.

As required by the Merger Agreement, the net proceeds of this offering (net of our good faith estimate of offering fees and expenses) will be placed into an escrow account, pending release upon consummation of, and to partially fund, the Hillshire Brands Acquisition (or, if earlier, upon termination of the Merger Agreement).

No Listing of the Notes	We do not intend to apply to list the notes on any securities exchange or to have the notes quoted on any automated quotation system.

Governing Law	New York law.

Trustee, Registrar and Paying Agent	The Bank of New York Mellon Trust Company, N.A.

Risk Factors	See “Risk Factors” beginning on page S-12 of this prospectus supplement and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of the factors you should carefully consider before deciding to invest in the notes.

SUMMARY HISTORICAL CONSOLIDATED AND UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following table presents our summary historical consolidated financial data. The summary historical consolidated financial information is derived from the financial statements we have incorporated by reference into this prospectus supplement and the accompanying prospectus.

The unaudited pro forma condensed consolidated financial information has been derived from the unaudited pro forma condensed consolidated financial statements incorporated by reference into this prospectus supplement. These pro forma condensed consolidated financial statements give effect to this offering, our Class A common stock and tangible equity units offerings, the New Term Loans, the Hillshire Brands Acquisition and the other transactions described therein, as if they occurred as of September 30, 2012 for purposes of the statements of income information. The summary pro forma financial data should be read together with such unaudited pro forma condensed consolidated financial statements and the related notes thereto incorporated by reference into this prospectus supplement.

The unaudited pro forma condensed consolidated financial information is provided for informational purposes only. The unaudited pro forma condensed consolidated statements of income information are not necessarily indicative of operating results that would have been achieved had the Hillshire Brands Acquisition been completed as of September 30, 2012 (first day of the most recently completed fiscal year) and does not intend to project the future financial results of Tyson after the Hillshire Brands Acquisition. The unaudited pro forma condensed consolidated balance sheet information does not purport to reflect what Tyson’s financial condition would have been had the transactions closed on March 29, 2014 or for any future or historical period. The unaudited pro forma condensed consolidated statements of income and balance sheet information based on certain assumptions, which management believes are reasonable and do not reflect the cost of any integration activities or the benefits from the Hillshire Brands Acquisition and synergies that may be derived from any integration activities.

You should read the summary historical consolidated financial and unaudited pro forma information together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our historical consolidated and unaudited condensed consolidated financial statements and the related notes, the historical consolidated and unaudited condensed consolidated financial statements of Hillshire and the related notes, and the unaudited pro forma condensed consolidated financial statements incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in this prospectus supplement.

	Fiscal Year Ended			Six Months Ended		Pro Forma Fiscal Year Ended
	September 28, 2013	September 29, 2012	October 1, 2011	March 29, 2014	March 30, 2013	September 28, 2013
	(in millions, except per share data)
Condensed Consolidated Statements of Income:
Sales	$34,374	$33,055	$32,032	$17,793	$16,749	$38,231
Cost of sales	32,016	30,865	29,837	16,457	15,742	34,940

Gross profit	2,358	2,190	2,195	1,336	1,007	3,291

Selling, general and administrative expenses	983	904	906	563	467	1,648
Operating income (loss)	1,375	1,286	1,289	773	540	1,643
Other (income) expense:
Interest income	(7)	(12)	(11)	(5)	(3)	(14)
Interest expense	145	356	242	53	73	370
Other, net	(20)	(23)	(20)	1	(19)	(20)

Total other (income) expense	118	321	211	49	51	336

	Fiscal Year Ended			Six Months Ended		Pro Forma Fiscal Year Ended
	September 28, 2013	September 29, 2012	October 1, 2011	March 29, 2014	March 30, 2013	September 28, 2013
	(in millions, except per share data)
Income from continuing operations before income taxes	1,257	965	1,078	724	489	1,307
Income tax expense	409	351	340	262	149	403

Income from continuing operations	848	614	738	462	340	904

Less: Net income (loss) from continuing operations attributable to noncontrolling interests	—	(7)	(14)	(5)	6	—

Net income from continuing operations attributable to Tyson	$848	$621	$752	$467	$334	$904

Weighted average shares outstanding:
Class A basic	282	293	303	272	284	338
Class B basic	70	70	70	70	70	70
Diluted	367	370	380	355	364	430
Net income per share from continuing operations attributable to Tyson:
Class A basic	2.46	1.75	2.05	1.40	0.96	2.25
Class B basic	2.22	1.57	1.84	1.26	0.86	2.07
Diluted	2.31	1.68	1.98	1.32	0.92	2.10

Other Financial Data:
Cash flow from operations	$1,314	$1,187	$1,046	$265	$230
Depreciation and amortization	519	499	506	254	259
Capital expenditures	558	690	643	293	290

						Pro Forma
	September 28, 2013	September 29, 2012	October 1, 2011	March 29, 2014	March 30, 2013	March 29, 2014
	(in millions)

Balance Sheet Data (at end of period):
Cash and cash equivalents	$1,145	$1,071	$716	$438	$762	$287
Total assets	12,177	11,896	11,071	11,886	11,789	23,819
Net property, plant and equipment	4,053	4,022	3,823	4,105	4,002	5,364
Total debt	2,408	2,432	2,182	1,940	2,416	8,859
Total Shareholders’ equity	6,233	6,042	5,685	6,464	6,114	8,521

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF HILLSHIRE BRANDS

The following table presents Hillshire Brands’ summary historical consolidated financial data, which is derived from the Hillshire Brands financial statements that we have incorporated by reference into this prospectus supplement and the accompanying prospectus. You should read the summary historical consolidated financial data together with Hillshire Brands’ historical consolidated financial statements and the related notes incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in this prospectus supplement.

	Fiscal Year Ended			Nine Months Ended
	June 29, 2013	June 30, 2012	July 2, 2011	March 29, 2014	March 30, 2013
	(in millions, except per share data)
Continuing Operations:
Net sales	$3,920	$3,958	$3,884	$3,021	$2,958
Cost of sales	2,758	2,857	2,721	2,150	2,060
Selling, general and administrative expenses	855	930	883	609	642
Net charges for exit activities, asset and business dispositions	9	81	38	15	7
Impairment charges	1	14	15	—	1

Operating income	297	76	227	247	248

Interest expense	48	77	92	37	35
Interest income	(7)	(5)	(5)	(7)	(5)
Debt extinguishment costs	—	39	55	—	—

Income (loss) from continuing operations before taxes	256	(35)	85	217	218
Income tax expense (benefit)	72	(15)	27	32	69

Income (loss) from continuing operations	184	(20)	58	185	149

Discontinued Operations:
Income from continuing operations net of tax expense(1)	15	463	483	1	13
Gain on sale of discontinued operations, net of tax expense(2)	53	405	731	—	49

Net income from discontinued operations	68	868	1,214	1	62

Net income	252	848	1,272	186	211

Diluted earnings (loss) per share:
Income (loss) from continuing operations:	$1.49	$(0.16)	$0.46	$1.49	$1.21
Net income	$2.04	$7.13	$10.11	$1.50	$1.72

Balance Sheet Data (at end of period):
Cash and equivalents	$400	$235	$74	$219	$416
Total assets	2,434	2,450	9,482	2,531	2,486
Property, net of accumulated depreciation	818	847	858	814	824
Total debt	951	944	1,911	942	949

(1)	Tax expense (benefit) was $(8), $(603) and $82 in the fiscal years ended June 29, 2013, June 30, 2012 and July 2, 2011, respectively, and was $1 and $(7) in the nine months ended March 29, 2014 and March 30, 2013, respectively.
(2)	Tax expense was $15, $367 and $573 in the fiscal years ended June 29, 2013, June 30, 2012 and July 2, 2011, respectively, and was nil and $14 in the nine months ended March 29, 2014 and March 30, 2013, respectively.

RISK FACTORS

Any investment in our notes involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding whether to purchase our notes. In addition, you should carefully consider, among other things, the matters discussed (i) under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 28, 2013, (ii) under “Risk Factors” in Hillshire Brands’ Annual Report on Form 10-K for the fiscal year ended June 29, 2013 and (iii) in other documents that we subsequently file with the Securities and Exchange Commission, all of which are incorporated by reference into this prospectus supplement. The risks and uncertainties described in such incorporated documents and described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of those risks actually occurs, our business, financial condition and results of operations would suffer. In that event, the trading price of our notes could decline, and you may lose all or part of your investment in our notes. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Special Note on Forward-Looking Statements.”

Risks Related to the Proposed Hillshire Brands Acquisition

If the Hillshire Brands Acquisition is consummated, we may be unable to successfully integrate Hillshire Brands’ operations or to realize targeted cost savings, revenues and other benefits of the Hillshire Brands Acquisition.

We entered into the Merger Agreement because we believe that the Hillshire Brands Acquisition will be beneficial to us and our stockholders. Achieving the targeted benefits of the Hillshire Brands Acquisition will depend in part upon whether we can integrate Hillshire Brands’ businesses in an efficient and effective manner. We may not be able to accomplish this integration process smoothly or successfully. The necessity of coordinating geographically separated organizations, systems and facilities and addressing possible differences in business backgrounds, corporate cultures and management philosophies may increase the difficulties of integration. We and Hillshire Brands operate numerous systems, including those involving management information, purchasing, accounting and finance, sales, billing, employee benefits, payroll and regulatory compliance. Moreover, the integration of our respective operations will require the dedication of significant management resources, which is likely to distract management’s attention from day-to-day operations. Employee uncertainty and lack of focus during the integration process may also disrupt our business and result in undesired employee attrition. An inability of management to successfully integrate the operations of the two companies could have a material adverse effect on the business, results of operations and financial condition of the combined businesses.

In addition, we continue to evaluate our estimates of synergies to be realized from the Hillshire Brands Acquisition and refine them, so that our actual cost-savings could differ materially from our current estimates. Actual cost-savings, the costs required to realize the cost-savings and the source of the cost-savings could differ materially from our estimates, and we cannot assure you that we will achieve the full amount of cost-savings on the schedule anticipated or at all or that these cost-savings programs will not have other adverse effects on our business. In light of these uncertainties, you should not place undue reliance on our estimated cost-savings.

Finally, we may not be able to achieve the targeted operating or long-term strategic benefits of the Hillshire Brands Acquisition or could incur higher transition costs. An inability to realize the full extent of, or any of, the anticipated benefits of the Hillshire Brands Acquisition, as well as any delays encountered in the integration process, could have an adverse effect on our business, results of operations and financial condition.

We will incur significant transaction and acquisition-related costs in connection with the Hillshire Brands Acquisition.

We expect to incur significant costs associated with the Hillshire Brands Acquisition and combining the operations of the two companies, including costs to achieve targeted cost-savings. The substantial majority of the expenses resulting from the Hillshire Brands Acquisition will be composed of transaction costs related to the Hillshire Brands Acquisition, systems consolidation costs, and business integration and employment-related costs, including costs for severance, retention and other restructuring. We may also incur transaction fees and costs related to formulating integration plans. Additional unanticipated costs may be incurred in the integration of the two companies’ businesses. Although we expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow us to offset incremental transaction and acquisition-related costs over time, this net benefit may not be achieved in the near term, or at all.

The announcement and pendency of the Hillshire Brands Acquisition could impact or cause disruptions in our and Hillshire Brands’ businesses.

Specifically:

•	our and Hillshire Brands’ current and prospective customers and suppliers may experience uncertainty associated with the Hillshire Brands Acquisition, including with respect to current or future business relationships with us, Hillshire Brands or the combined business and may attempt to negotiate changes in existing business;

•	our and Hillshire Brands’ employees may experience uncertainty about their future roles with us, which may adversely affect our and Hillshire Brands’ ability to retain and hire key employees;

•	the Hillshire Brands Acquisition may give rise to potential liabilities, including as a result of pending and future Hillshire Brands shareholder lawsuits relating to the Hillshire Brands Acquisition;

•	if the Hillshire Brands Acquisition is completed, the accelerated vesting of equity-based awards and payment of “change in control” benefits to some members of Hillshire Brands’ management on completion of the Hillshire Brands Acquisition could result in increased difficulty or cost in retaining Hillshire Brands’ officers and employees; and

•	the attention of our management and that of Hillshire Brands may be directed toward the completion and implementation of the Hillshire Brands Acquisition and transaction-related considerations and may be diverted from the day-to-day business operations of the respective companies.

In connection with the Hillshire Brands Acquisition, we could also encounter additional transaction and integration-related costs or other factors such as the failure to realize all of the benefits anticipated in the Hillshire Brands Acquisition, as described in more detail above.

The Hillshire Brands Acquisition may not be successful.

We recently announced our entry into the Merger Agreement to acquire Hillshire Brands. Risks associated with the Hillshire Brands Acquisition include the risk that the transaction may not be consummated, the risk that regulatory approval that may be required for the transaction is not obtained or is obtained subject to certain conditions that are not anticipated, litigation risk associated with claims or potential claims brought by shareholders of Hillshire Brands to enjoin the transaction or seek monetary damages, and risks associated with our ability to issue debt to fund a portion of the purchase price.

Risks Related to the Notes

The notes and the subsidiary guarantees will be effectively subordinated to all of our existing and future secured debt, to the existing and future secured debt of Tyson Fresh Meats, Inc., and to the existing and future obligations of our subsidiaries that do not guarantee the notes.

The notes will rank senior in right of payment to our existing and future indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to our existing and future liabilities that are not so subordinated; junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all existing and future indebtedness incurred by our non-guarantor subsidiaries. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt ranking senior or equal in right of payment to the notes will be available to pay obligations on the notes only after the secured debt has been repaid in full from these assets. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The indenture governing the notes does not prohibit us from incurring additional senior debt or secured debt, nor does it prohibit any of our subsidiaries from incurring additional liabilities.

As of March 29, 2014, after giving pro forma effect to the Hillshire Brands Acquisition and the related financing transactions (including the notes offered hereby), the Company and its consolidated subsidiaries would have had outstanding, on a consolidated basis, $8,859 million of total debt, including:

(1)	$1,940 million of total debt of the Company and TFM outstanding as of such date (substantially all of which would have been unsecured indebtedness);

(2)	$942 million of assumed debt from Hillshire Brands; and

(3)	$2,500 million under the New Term Loans.

In addition, as of such date but prior to giving pro forma effect to the Hillshire Brands Acquisition and such related financing transactions, Tyson’s subsidiaries other than the Guarantor would have had $227 million of total debt (including $59.0 million of intercompany indebtedness), substantially all of which would have been unsecured indebtedness, and $2,345 million of outstanding liabilities, including trade payables, but excluding intercompany obligations. See our Current Report on Form 8-K/A filed with the SEC on August 4, 2014 and our Quarterly Report on Form 10-Q for the quarterly period ended March 29, 2014 under Part I, Item 1, Notes to Consolidated Condensed Financial Statements, Note 7: Debt and Note 16: Condensed Consolidating Financial Statements.

The notes are obligations of Tyson Foods, Inc. only and guaranteed only by Tyson Fresh Meats, Inc., and our operations are conducted through, and substantially all of our consolidated assets are held by, our subsidiaries.

The notes are obligations of Tyson Foods, Inc. and are fully and unconditionally guaranteed only by Tyson Fresh Meats, Inc. (“TFM”), our largest subsidiary and only subsidiary that is a guarantor under our revolving credit facility, our 6.60% Senior Notes due 2016 and 4.50% Senior Notes due 2022, but are not otherwise guaranteed. TFM’s guarantee of each series of notes will be released upon the occurrence of certain customary circumstances described under “Description of the Notes—Guarantees,” including as a result of the release of TFM’s guarantee of our revolving credit facility. A substantial portion of our consolidated assets is held by our subsidiaries other than TFM. Accordingly, our ability to service our debt, including the notes, depends on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. In addition, dividends, loans or other distributions to us from such subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

Despite our current debt levels, we may still incur substantially more debt or take other actions which would intensify the risks discussed above.

Despite our current consolidated debt levels, we and our subsidiaries may be able to incur substantial additional debt in the future, subject to the restrictions contained in our debt instruments, some of which may be secured debt. We will not be restricted under the terms of the indenture governing the notes from incurring additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions that are not limited by the terms of the indenture that could have the effect of diminishing our ability to make payments on the notes when due.

You may not be able to sell your notes if active trading markets for the notes do not develop.

The notes constitute a new issue of securities, for which there is no existing trading market. In addition, we do not intend to apply to list the notes on any securities exchange or for quotation on any automated quotation system. We cannot provide you with any assurance regarding whether trading markets for the notes will develop, the ability of holders of the notes to sell their notes or the prices at which holders may be able to sell their notes. The underwriters have advised us that they currently intend to make a market in the notes. The underwriters, however, are not obligated to do so, and any market-making activity with respect to the notes may be discontinued at any time without notice. If no active trading markets develop, you may be unable to resell the notes at any price or at their fair market value or at all.

The price at which you will be able to sell your notes prior to maturity will depend on a number of factors and may be substantially less than the amount you originally invest.

We believe that the value of the notes in any secondary market will be affected by the supply and demand of the notes, the interest rate and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the notes of a change in a specific factor, assuming all other conditions remain constant.

•	United States Interest Rates. We expect that the market value of the notes will be affected by changes in United States interest rates. In general, if United States interest rates increase, the market value of the notes may decrease. We cannot predict the future level of market interest rates.

•

Our Credit Rating, Financial Condition and Results of Operations. We expect that each series of notes will be rated by one or more nationally recognized statistical rating organizations. Any rating agency that rates the notes may lower our rating or decide not to rate the notes in its sole discretion. Actual or anticipated changes in our credit ratings, financial condition or results of operations may affect the market value of the notes. In general, if our credit rating is downgraded, the market value of the notes may decrease. A credit rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization. No person is obligated to maintain any rating on the notes, and, accordingly, we cannot assure you that the ratings assigned to the notes will not be lowered or withdrawn by the assigning rating organization at any time thereafter.

We want you to understand that the impact of one of the factors above, such as an increase in United States interest rates, may offset some or all of any change in the market value of the notes attributable to another factor, such as an improvement in our credit rating.

Our credit ratings may not reflect all risks of an investment in the notes.

The credit ratings assigned to the notes may not reflect the potential impact of all risks related to trading markets, if any, for, or trading value of, your notes. In addition, real or anticipated changes in our credit ratings will generally affect any trading market, if any, for, or trading value of, your notes. Accordingly, you should consult your own financial and legal advisors as to the risks entailed by an investment in the notes and the suitability of investing in the notes in light of your particular circumstances.

There are limited covenants in the indenture.

Neither we nor any of our subsidiaries is restricted from incurring additional debt or other liabilities, including additional senior debt, under the indenture. If we incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. We expect that we will from time to time incur additional debt and other liabilities. In addition, we are not restricted under the indenture from granting security interests over our assets, except to the extent described under “Description of the Notes—Certain Covenants—Restrictions on Liens” in this prospectus supplement, or from paying dividends, making investments or issuing or repurchasing our securities.

In addition, there are no financial covenants in the indenture. You are not protected under the indenture in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction that may adversely affect you, except to the extent described under “Description of Debt Securities—General” included in the accompanying prospectus.

We may not be able to repurchase the notes upon a change of control, which would result in a default under the notes.

Holders of the notes may require us to repurchase their notes in certain events upon a “change of control” as defined under “Description of the Notes—Change of Control” in this prospectus supplement. We cannot assure you that we will have sufficient financial resources, or will be able to arrange sufficient financing, to pay the purchase price of the notes, particularly if a change of control triggers a similar repurchase requirement for, or results in the acceleration of, our other then existing debt. In addition, our ability to repurchase the notes for cash may be limited by law, or by the terms of other agreements relating to our indebtedness outstanding at that time. Our failure to repurchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could have material adverse consequences for us and for holders of the notes.

Redemption may adversely affect your return on the notes.

We have the right to redeem some or all of the notes prior to maturity, as described under “Description of the Notes—Optional Redemption” in this prospectus supplement. We may redeem the notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes.

If we do not consummate the Hillshire Brands Acquisition on or before April 1, 2015, or, if prior to such date, the Merger Agreement is terminated, we must redeem the notes and, as a result, you may not obtain your expected return on the notes.

Our ability to consummate the Hillshire Brands Acquisition is subject to various conditions, certain of which are beyond our control. We are required to redeem all of the notes in the event that we do not consummate the Hillshire Brands Acquisition on or prior to April 1, 2015, or, if prior to such date, the Merger Agreement is terminated, at a redemption price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest to, but excluding, the redemption date. See “Description of the Notes—Special Mandatory Redemption.” If we are required to redeem the notes pursuant to the special mandatory redemption, you may not obtain your expected return on the notes and may not be able to reinvest the proceeds from a special mandatory redemption in an investment that results in a comparable return.

Your decision to invest in the notes is made at the time of the offering of the notes. You will have no rights under the special mandatory redemption provision as long as the Hillshire Brands Acquisition is consummated on or prior to April 1, 2015. Nor will you have any right to require us to redeem your notes if, between the closing of the notes offering and the closing of the Hillshire Brands Acquisition, we experience any changes in our business or financial condition or if the terms of the Hillshire Brands Acquisition change.

TFM’s guarantees will be released under certain circumstances.

TFM’s guarantees of the notes will be released upon the occurrence of certain customary circumstances described under “Description of the Notes—Guarantees,” including as a result of the release of TFM’s guarantee under our revolving credit facility. If TFM’s guarantees are released, then the notes will be effectively subordinated to any and all existing and future obligations of TFM, and will otherwise not have the benefit of any guarantees from any of our subsidiaries.

A court may use fraudulent conveyance considerations to void or subordinate TFM’s guarantees.

Various applicable fraudulent conveyance laws have been enacted for the protection of creditors. A court may use fraudulent conveyance laws to subordinate or void TFM’s guarantee of each series of notes. It is also possible that under certain circumstances a court could hold that the direct obligations of TFM could be superior to its obligations under such guarantees. To the extent TFM’s guarantee of each series of notes is voided as a result of fraudulent conveyance or held unenforceable for any other reason, the noteholders of such series would cease to have any claim in respect of such guarantee.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately $3,215 million. We intend to use the net proceeds from this offering, together with cash on hand and the net proceeds from our Class A common stock and tangible equity units offerings and from the New Term Loans, to finance the Hillshire Brands Acquisition and to pay related fees and expenses.

As required by the Merger Agreement, the net proceeds of this offering (net of our good faith estimate of offering fees and expenses) will be placed into an escrow account, pending release upon consummation of, and to partially fund, the Hillshire Brands Acquisition (or, if earlier, upon termination of the Merger Agreement).

The completion of this offering is not contingent upon the New Term Loans or the Hillshire Brands Acquisition. However, if for any reason the Hillshire Brands Acquisition is not consummated on or prior to April 1, 2015 or, if prior to such date, the merger agreement for the Hillshire Brands Acquisition is terminated, then in either case we will be required to redeem the notes as described under “Description of the Notes—Special Mandatory Redemption.” See “Summary—Recent Developments.”

The following table outlines the sources and uses of funds for the Hillshire Brands Acquisition. The table assumes that the Hillshire Brands Acquisition and the financing transactions are completed simultaneously, but this offering is expected to occur, and our Class A common stock and tangible equity units offerings did occur, before completion of the New Term Loans and the Hillshire Brands Acquisition. Amounts in the table are in millions of dollars and are estimated, and actual amounts may vary from the estimated amounts.

Sources of Funds		Uses of Funds
Cash	$370	Total equity purchase price	$8,081
Class A common stock offering(1)	$900	Transaction fees and expenses(2)	$439
Tangible equity units offering(1)	$1,500
Notes offered hereby(1)	$3,250
New Term Loans(1)	$2,500

Total	$8,520	Total	$8,520

(1)	Before discounts, commissions and expenses and, in the case of the Class A common stock offering, assumes no exercise of the underwriters’ over-allotment option.
(2)	Includes discounts, commissions and expenses of this offering.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges for the Company for each year in the five year period ended September 28, 2013, and for the six months ended March 29, 2014. For the purposes of calculating the ratio of earnings to fixed charges, “earnings” consist of income (loss) from continuing operations before income taxes, fixed charges and amortization of capitalized interest, but excludes equity method investment earnings and capitalized interest. “Fixed charges” consist of (i) interest on indebtedness, whether expensed or capitalized, (ii) that portion of rental expense the Company believes to be representative of interest (one-third of rental expense) and (iii) amortization of debt discount and expense.

	Fiscal Years
Six Months Ended March 29, 2014	2013	2012	2011	2010	2009
8.80	6.71	4.58	4.48	4.38	(a)

(a)	In fiscal 2009, our earnings were insufficient to cover our fixed charges by $540.0 million.

CAPITALIZATION

The following table sets forth our cash position and capitalization as of March 29, 2014:

•	on an actual basis;

•	on an as adjusted basis to give effect to this offering (but not the application of the proceeds therefrom), after deducting the underwriting discounts and commissions and estimated offering expenses;

•	on an as further adjusted basis to give effect to the offerings of 23,810,000 shares of our Class A common stock offering and 30,000,000 of our 4.75% tangible equity units, after deducting the underwriting discounts and commissions and estimated offering expenses (but not the application of the proceeds therefrom); and

•	on a pro forma as further adjusted basis to give further effect to (i) the New Term Loans and the payment of related fees and expenses and (ii) the Hillshire Brands Acquisition.

This table should be read in conjunction with the other sections of this prospectus supplement and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement. See “Where You Can Find More Information” in this prospectus supplement. In addition, investors should not place undue reliance on the as adjusted, as further adjusted or pro forma as further adjusted information included below because this offering is not contingent upon completion of the Hillshire Brands Acquisition or the New Term Loans reflected in the adjustments below.

	As of March 29, 2014
	(unaudited)
	Actual	As adjusted	As further adjusted	Pro forma as further adjusted
	($ in millions, except for share numbers)
Cash and cash equivalents	$438	$3,653	$5,980	$287
Short-term debt:
Current debt	52	52	117	409

Total short-term debt	52	52	117	409

Long-term debt:
Revolving credit facility	—	—	—	—
Senior notes:
6.60% Senior Notes due April 2016	638	638	638	638
7.00% Notes due May 2018	120	120	120	120
4.50% Senior Notes due June 2022	1,000	1,000	1,000	1,000
7.00% Notes due January 2028	18	18	18	18
Discount on senior notes	(5)	(12)	(12)	(12)
Senior amortizing notes that are components of the tangible equity units offering	—	—	140	140
2.650% Senior Notes due August 2019	—	1,000	1,000	1,000
3.950% Senior Notes due August 2024	—	1,250	1,250	1,250
4.875% Senior Notes due August 2034	—	500	500	500
5.150% Senior Notes due August 2044	—	500	500	500
GO Zone tax-exempt bonds due October 2033 (0.07% at 3/29/14)	100	100	100	100
Other	17	17	17	17
Hillshire debt (at fair value, less current portion)	—	—	—	869
New Term Loans (less current portion)(1)	—	—	—	2,310

Total long-term debt	1,888	5,131	5,271	8,450

Total debt	1,940	5,183	5,388	8,859

Shareholders’ equity:
Common stock ($0.10 par value):	—	—	—	—
Class A—authorized 900 million shares; issued 322 million actual; 346 million as further adjusted and pro forma as adjusted	32	32	34	34
Class B—authorized 900 million shares; issued 70 million shares	7	7	7	7
Capital in excess of par value	2,181	2,181	4,307	4,307
Retained earnings	5,407	5,407	5,407	5,336
Accumulated other comprehensive income	(103)	(103)	(103)	(103)
Less treasury stock, at cost—43 million shares	(1,088)	(1,088)	(1,088)	(1,088)

Total Tyson shareholders’ equity	6,436	6,436	8,564	8,493

Noncontrolling interests	28	28	28	28

Total shareholders’ equity	6,464	6,464	8,592	8,521

Total capitalization	$8,404	$11,647	$13,980	$17,380

(1)	If the Hillshire Brands Acquisition is not consummated, we do not expect the New Term Loans to be outstanding.

DESCRIPTION OF THE NOTES

General

The $1,000,000,000 aggregate principal amount of 2.650% Senior Notes due 2019 (the “2019 notes”), the $1,250,000,000 aggregate principal amount of 3.950% Senior Notes due 2024 (the “2024 notes”), the $500,000,000 aggregate principal amount of 4.875% Senior Notes due 2034 (the “2034 notes”) and the $500,000,000 aggregate principal amount of 5.150% Senior Notes due 2044 (the “2044 notes” and, together with the 2019 notes, the 2024 notes and the 2034 notes, the “notes”) will each constitute a separate series of debt securities pursuant to a base indenture dated as of June 1, 1995, between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor to JPMorgan Chase Bank, N.A. (formerly The Chase Manhattan Bank)), as Trustee, as supplemented by a supplemental indenture with respect to each series of notes, among the Company, Tyson Fresh Meats, Inc. (“TFM”) and the Trustee. In this section, we refer to the base indenture (the “base indenture”), as supplemented by each supplemental indenture (each, a “supplemental indenture”), collectively as the “Indenture.” The terms of the notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended.

You can find the definitions of some of the terms used in this description below under the caption “—Certain Definitions.” The defined terms used in this description but not defined below under the caption “—Certain Definitions” have the meanings assigned to them in the Indenture.

The following description is only a summary of the material provisions of the Indenture. We urge you to read the Indenture because it, and not this description, defines your rights as Holders of the Notes. You may request copies of the Indenture at our address set forth under the heading “Where You Can Find More Information”.

As used in this section, the term “Company” means Tyson Foods, Inc. and does not include any subsidiary of Tyson Foods, Inc.

Brief Description of the Notes

The notes:

•	are unsecured senior obligations of the Company;

•	are senior in right of payment to all existing and future indebtedness that is expressly subordinated in right of payment to the notes; and

•	are guaranteed on an unsecured senior basis only by TFM, which on the Issue Date will be the only subsidiary of the Company that guarantees any Indebtedness under the Credit Agreement and the Company’s outstanding 6.60% Senior Notes due 2016 and 4.50% Senior Notes due 2022.

Principal, Maturity and Interest

The 2019 notes will be initially issued in an aggregate principal amount of $1,000,000,000 and will mature on August 15, 2019, with accrued and unpaid interest to such date. The 2024 notes will be initially issued in an aggregate principal amount of $1,250,000,000 and will mature on August 15, 2024, with accrued and unpaid interest to such date. The 2034 notes will be initially issued in an aggregate principal amount of $500,000,000 and will mature on August 15, 2034, with accrued and unpaid interest to such date. The 2044 notes will be initially issued in an aggregate principal amount of $500,000,000 and will mature on August 15, 2044, with accrued and unpaid interest to such date.

The Company will issue each series of the notes in minimum denominations of $2,000 and any greater integral multiple of $1,000. We are permitted to issue additional notes of any series from time to time without notice to or the consent of the registered holders of such series of the notes. Each series of notes and the related additional notes, if any, will be treated as a single series for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase, provided that if such additional notes of a series are not fungible with the original notes of such series for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the Notes,” references to the notes include any additional notes actually issued.

The 2019 notes will bear interest at 2.650% per annum, the 2024 notes will bear interest at 3.950% per annum, the 2034 notes will bear interest at 4.875% per annum and the 2044 notes will bear interest at 5.150% per annum, each from the date of issuance or from the most recent interest payment date to which interest has been paid or provided for, each payable semiannually on February 15 and August 15 of each year, beginning February 15, 2015, to the persons in whose names the notes are registered at the close of business on the immediately preceding February 1 and August 1, respectively, whether or not such day is a Business Day. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Special Mandatory Redemption

The Company expects to use the net proceeds from this offering as partial consideration for the Hillshire Brands Acquisition, as described under the heading “Use of Proceeds.” If the Hillshire Brands Acquisition is not completed on or prior to April 1, 2015, or if, prior to such date, the Merger Agreement is terminated (each, a “Special Mandatory Redemption Event”), the provisions set forth below will be applicable.

Upon the occurrence of a Special Mandatory Redemption event, each series of the notes will be redeemed in whole at a special mandatory redemption price (the “Special Mandatory Redemption Price”) equal to 101% of the aggregate principal amount of the applicable series of notes, plus accrued and unpaid interest on the principal amount of such series of the notes to, but not including, the Special Mandatory Redemption Date (as defined below).

Upon the occurrence of a Special Mandatory Redemption Event, the Company shall promptly (but in no event later than 5 Business Days following such Special Mandatory Redemption Event) notify the Trustee in writing of such event, and the Trustee shall, no later than 5 Business Days following receipt of such notice from the Company, notify the Holders (such date of notification to the Holders, the “Redemption Notice Date”), that the notes will be redeemed on the 30th day following the Redemption Notice Date (such date, the “Special Mandatory Redemption Date”), in each case in accordance with the applicable provisions of the Indenture. The Trustee, upon receipt of the notice specified above, on the Redemption Notice Date shall notify each Holder in accordance with the applicable provisions of the Indenture that all of the outstanding notes shall be redeemed at the Special Mandatory Redemption Price on the Special Mandatory Redemption Date automatically and without any further action by the Holders of any series of the notes. At or prior to 12:00 p.m. (New York City time) on the Business Day immediately preceding the Special Mandatory Redemption Date, the Company shall deposit with the Trustee funds sufficient to pay the Special Mandatory Redemption Price for each series of notes. If such deposit is made as provided above, the notes will cease to bear interest on and after the Special Mandatory Redemption Date.

The net proceeds of this offering will be deposited into an escrow account pending release upon either consummation of the Hillshire Brands Acquisition or any special mandatory redemption of the notes, as described under “Use of Proceeds” and “Description of Indebtedness.”

Optional Redemption

We may redeem each series of notes, in whole or in part, at any time prior to July 15, 2019 (one month prior to the maturity date) with respect to the 2019 notes, May 15, 2024 (three months prior to the maturity date) with respect to the 2024 notes, February 15, 2034 (six months prior to the maturity date) with respect to the 2034 notes, and February 15, 2044 (six months prior to the maturity date) with respect to the 2044 notes, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes of the relevant series being redeemed plus accrued and unpaid interest thereon to the date of redemption; or

•	the sum of the remaining scheduled payments of principal of and interest on such notes being redeemed (not including any portion of the payments of interest accrued as of the date of redemption), discounted to its present value as of the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Adjusted Treasury Rate, as determined by the Quotation Agent, plus 15 basis points in the case of the 2019 notes, 25 basis points in the case of the 2024 notes, 25 basis points in the case of the 2034 notes and 30 basis points in the case of the 2044 notes, plus, in each case, accrued and unpaid interest on the principal amount of such notes being redeemed to the date of redemption.

At any time on or after July 15, 2019 (one month prior to the maturity date) with respect to the 2019 notes, May 15, 2024 (three months prior to the maturity date) with respect to the 2024 notes, February 15, 2034 (six months prior to the maturity date) with respect to the 2034 notes, and February 15, 2044 (six months prior to the maturity date) with respect to the 2044 notes, we may redeem such series of notes, in whole or in part, at any time at a redemption price equal to 100% of the principal amount of the notes of such series, plus accrued and unpaid interest thereon to the date of redemption.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the applicable Comparable Treasury Issue (expressed as a percentage amount) equal to the applicable Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the series of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such series of the notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the Reference Treasury Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Company obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

“Quotation Agent” means the Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means any of Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC and their respective successors. However, if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third Business Day preceding such redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the series of notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on such series of notes or portions thereof called for redemption.

Selection and Notice of Redemption

If we are redeeming less than all of any series of notes at any time, the Trustee will select the notes of such series to be redeemed as follows:

(1)	if such notes are listed on any national securities exchange, in compliance with the requirements of such national securities exchange; or

(2)	if such notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee will deem fair and appropriate,

in each case, for the avoidance of doubt, in accordance with applicable DTC procedures.

We will redeem notes of $2,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of the series of notes to be redeemed at its registered address.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount thereof to be redeemed. We will issue a new note in a principal amount equal to the unredeemed portion of the original note in the name of the Holder upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

We are not required to make any mandatory redemption or sinking fund payments with respect to the notes, other than as set forth above under “—Special Mandatory Redemption.” However, under certain circumstances, we may be required to offer to purchase notes as described under the caption “—Change of Control.” We may at any time and from time to time purchase notes in the open market or otherwise.

Guarantees

TFM will fully and unconditionally Guarantee, on a senior unsecured basis, our obligations under each series of notes and the Indenture. The Subsidiary Guarantees will be released upon the occurrence of certain customary circumstances described below. The obligations of TFM under its Subsidiary Guarantees are limited as necessary to prevent its Subsidiary Guarantees from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Risks Related to the Notes—A court may use fraudulent conveyance considerations to void or subordinate the guarantees.”

If TFM’s Subsidiary Guarantees were rendered voidable, they could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of TFM, and, depending on the amount of such indebtedness, TFM’s liability on its Subsidiary Guarantees could be reduced to zero. See “Risk Factors—Risks Related to the Notes—A court may use fraudulent conveyance considerations to void or subordinate the guarantees.”

Pursuant to the Indenture, (a) TFM may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person to the extent described below under “—Certain Covenants—Restrictions on Consolidations, Mergers and Sales of Assets” and (b) the Capital Stock of TFM may be sold or otherwise disposed of to another Person; provided, however, that, subject to certain exceptions, in the case of the consolidation, merger or transfer of all or substantially all the assets of TFM, if such other Person is not the Company, TFM’s obligations under its Subsidiary Guarantees must be expressly assumed by such other Person, except that such assumption will not be required in the case of:

(1)	the sale or other disposition (including by way of consolidation or merger) of TFM, including the sale or disposition of Capital Stock of TFM following which TFM is no longer a Subsidiary of the Company; or

(2)	the sale or disposition of all or substantially all the assets of TFM;

in each case, other than to the Company or an Affiliate of the Company and as permitted by the Indenture. Upon any sale or disposition described in clause (1) or (2) above, TFM will be released from its obligations under its Subsidiary Guarantees.

The Subsidiary Guarantees of TFM also will be permanently released:

(1)	upon the release or discharge of all Guarantees and Indebtedness, as applicable, of TFM outstanding as of the Issue Date (i) under the Credit Agreement and (ii) in relation to any Indebtedness of the Company; or

(2)	if we exercise our legal defeasance option or our covenant defeasance option as described under “—Defeasance” or if our obligations under the Indenture are discharged in accordance with the terms of the Indenture.

Unless the context otherwise requires, references to TFM or the Guarantor include any future subsidiary that may guarantee the Company’s obligations under the notes and the indenture (it being understood that the indenture does not contain provisions requiring the addition of future subsidiary guarantors).

Ranking

Senior Indebtedness versus Notes

The indebtedness evidenced by the notes and the Subsidiary Guarantees is unsecured and will rank pari passu in right of payment with the other senior indebtedness of the Company and TFM, as the case may be. The notes are guaranteed only by TFM.

As of March 29, 2014, after giving pro forma effect to the Hillshire Brands Acquisition and the related financing transactions (including the notes offered hereby), the Company and its consolidated subsidiaries would have had outstanding, on a consolidated basis, $8,859 million of total debt, including:

(1)	$1,940 million of total debt of the Company and TFM outstanding as of such date (substantially all of which would have been unsecured indebtedness);

(2)	$942 million of assumed debt from Hillshire Brands; and

(3)	$2,500 million under the New Term Loans.

In addition, as of such date but prior to giving pro forma effect to the Hillshire Brands Acquisition and such related financing transactions, Tyson’s subsidiaries other than the Guarantor would have had $227 million of total debt (including $59.0 million of intercompany indebtedness), substantially all of which would have been unsecured indebtedness, and $2,345 million of outstanding liabilities, including trade payables but excluding intercompany obligations. See our Current Report on Form 8-K/A filed with the SEC on August 4, 2014 and our Quarterly Report on Form 10-Q for the quarterly period ended March 29, 2014 under Part I, Item 1, Notes to Consolidated Condensed Financial Statements, Note 7: Debt and Note 16: Condensed Consolidating Financial Statements.

The notes are unsecured obligations of the Company. Secured debt and other secured obligations of the Company are effectively senior to the notes to the extent of the value of the assets securing such debt or other obligations.

Liabilities of Subsidiaries versus Notes

A substantial portion of our operations is conducted through our subsidiaries. None of our subsidiaries other than TFM are Guaranteeing the notes, and, as described above under “—Guarantees,” TFM’s Subsidiary

Guarantees may be released under certain circumstances. In addition, our future subsidiaries may not be required to Guarantee the notes. Claims of creditors of such non-guarantor subsidiaries, including trade creditors and creditors holding indebtedness or Guarantees issued by such non-guarantor subsidiaries, and claims of preferred stockholders of such non-guarantor subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor subsidiaries over the claims of our creditors, including Holders of the notes, even if such claims do not constitute senior indebtedness. Accordingly, the notes are effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such non-guarantor subsidiaries.

Change of Control

Upon the occurrence of a Change of Control Triggering Event with respect to a series of notes, each Holder of notes of such series shall have the right to require that the Company repurchase such Holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Within 30 days following the date upon which any Change of Control Triggering Event with respect to a series of notes shall have occurred, we will mail a notice by first-class mail to each Holder of such series with a copy to the Trustee (the “Change of Control Offer”) or, at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, stating:

(1)	that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2)	the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(3)	the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to have its notes purchased.

We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer. A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the underwriters of the notes. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Restrictions on Liens” and

“—Certain Covenants—Restrictions on Sale and Lease-Back Transactions.” Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders of the notes protection in the event of a highly leveraged transaction.

The occurrence of certain change of control events with respect to the Company will constitute a default under the Credit Agreement and will restrict our ability to purchase notes. In the event that a Change of Control occurs at a time when we are prohibited by the Credit Agreement from purchasing notes, we may seek the consent of our lenders under the Credit Agreement to purchase the notes or may attempt to refinance the borrowings under the Credit Agreement. If we cannot obtain the consent of such lenders to purchase the notes or successfully refinance such borrowings, we will remain prohibited from purchasing notes pursuant to a Change of Control Offer, which would constitute a Default under the Indenture, which would, in turn, constitute a default under the Credit Agreement.

Indebtedness that we may Incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the Holders of their right to require us to repurchase their notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the Holders of notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company to any Person. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of notes may require the Company to make an offer to repurchase the notes as described above.

Furthermore, Holders may not be entitled to require us to repurchase their notes upon a Change of Control in certain circumstances involving a significant change in the composition of our board of directors, including in connection with a proxy contest where our board does not endorse a dissident slate of directors but approves them for purposes of clause (5) of the definition of Change of Control.

The provisions under the Indenture relative to our obligation to make an offer to repurchase a series of notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of such series of notes.

For purposes of the foregoing discussion, the following definitions apply:

“Change of Control” means the occurrence of any of the following:

(1)	the Permitted Holders cease to be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority in the aggregate of the total voting power of the Voting Stock of the Company, whether as a result of issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company, or any direct or indirect transfer of securities of the Company by the Permitted Holders or otherwise (for purposes of this clause (1) and clause (2) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of a Person (the “specified person”) held by any other Person (the “parent entity”) so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent entity);

(2)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, becomes the “beneficial owner” (as defined in clause (1) above), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

(3)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than to the Company or one of its subsidiaries;

(4)	the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property;

(5)	the first day on which the majority of the members of the board of directors of the Company cease to be Continuing Directors; or

(6)	the adoption of a plan relating to the liquidation or dissolution of the Company.

Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control if (i) the survivor or transferee is a Person that is controlled by the Permitted Holders or (ii) a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and (B) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the notes and a Subsidiary of the transferor of such assets.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event with respect to a series of notes. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Director” means, as of any date of determination, any member of the board of directors of the Company who:

(1)	was a member of such board of directors on the date of the Indenture; or

(2)	was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

“Fitch” means Fitch Ratings and its successors.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s), a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) and a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch) and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us under the circumstances permitting us to select a replacement rating agency and in the manner for selecting a replacement rating agency, in each case as set forth in the definition of “Rating Agency.”

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Permitted Holders” means (1) the Tyson Limited Partnership (or any successor entity), (2) “members of the same family” of Mr. Don Tyson as defined in Section 447(e) of the Code and (3) any entity (including, but not limited to, any partnership, corporation, trust or limited liability company) in which one or more individuals described in clauses (1) and (2) hereof possess over 50% of the voting power or beneficial interests.

“Rating Agencies” means (i) each of Moody’s, S&P and Fitch; and (ii) if any of Moody’s, S&P or Fitch ceases to rate the notes of a series or fails to make a rating of the notes of a series publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act that is selected by us (as certified by a resolution of the Board of Directors) as a replacement agency for Moody’s, S&P or Fitch, or each of them, as the case may be.

“Rating Event” means, with respect to the notes of a series, (i) the rating of the notes of such series is lowered by two of the three Rating Agencies on any day during the period (the “Trigger Period”) commencing on the earlier of (a) the occurrence of a Change of Control and (b) the first public notice of our intention to effect a Change of Control, and ending 60 days following consummation of such Change of Control (which period shall be extended so long as the rating of the notes of such series is under publicly announced consideration for possible downgrade by any of the Rating Agencies), and (ii) the notes of such series are rated below Investment Grade by two of the three Rating Agencies on any day during the Trigger Period; provided that a Rating Event will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if each Rating Agency making the reduction in rating does not publicly announce or confirm or inform the Trustee in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event). If a Rating Agency is not providing a rating for the notes of a series at the commencement of such period, the notes of such series will be deemed to have ceased to be rated as investment grade by such Rating Agency during such period.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

Certain Covenants

Restrictions on Liens

Reference is made to the sections “Description of Debt Securities—Certain Covenants—Restrictions on Liens” and “Description of Debt Securities—Certain Covenants—Certain Definitions” in the accompanying prospectus.

Restrictions on Sale and Lease-Back Transactions

Reference is made to the sections “Description of Debt Securities—Certain Covenants—Restrictions on Sale and Lease-Back Transactions” and “Description of Debt Securities—Certain Covenants—Certain Definitions” in the accompanying prospectus.

Restrictions on Consolidations, Mergers and Sales of Assets

(a) The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

(1)

the resulting, surviving or transferee Person (the “Successor Company”) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the notes and the Indenture;

(2)	immediately after giving pro forma effect to such transaction, no Default shall have occurred and be continuing; and

(3)	the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The Successor Company will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the notes.

(b) The Company will not permit TFM to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person (other than any Excluded Transfer) unless:

(1)	except in the case where TFM (x) has been disposed of in its entirety to another Person (other than to the Company or an Affiliate of the Company), whether through a merger, consolidation or sale of Capital Stock or sale of all or substantially all assets or (y) as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary of the Company, the resulting, surviving or transferee Person (if not TFM) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, any State thereof or the District of Columbia, and such Person shall expressly assume, by a Guarantee Agreement, in a form satisfactory to the Trustee, all the obligations of such Subsidiary, if any, under its Subsidiary Guarantees;

(2)	immediately after giving effect to such transaction or transactions on a pro forma basis, no Default shall have occurred and be continuing; and

(3)	the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guarantee Agreement, if any, complies with the Indenture.

SEC Reports

The Company will file with the Trustee, within 15 days after the Company is required to file with the SEC, copies of the annual reports and of the information, documents, and other reports which the Company has so filed with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act. Filing of any such annual report, information, documents and such other reports on the SEC’s EDGAR system (or any successor thereto) or any other publicly available database maintained by the SEC will be deemed to satisfy this requirement.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s or TFM’s compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

Defaults

Each of the following is an Event of Default with respect to any series of notes:

(1)	a default in the payment of interest on such series of notes when due, continued for 30 days;

(2)	a default in the payment of principal of any note of such series when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

(3)	the failure by the Company or TFM to comply with its obligations under “—Certain Covenants—Restrictions on Consolidations, Mergers and Sales of Assets” above;

(4)	the failure by the Company to comply for 30 days after notice with any of its obligations in the covenants described above under “—Change of Control” (other than a failure to purchase notes) or under “—Certain Covenants—Restrictions on Liens”, “—Certain Covenants—Restrictions on Sale and Lease-Back Transactions”;

(5)	the failure by the Company to comply for 60 days after notice with the covenant described under “—Certain Covenants—SEC Reports” or its other agreements contained in the Indenture;

(6)	certain events of bankruptcy, insolvency or reorganization of the Company, TFM or any Significant Subsidiary (the “bankruptcy provisions”); or

(7)	a Subsidiary Guarantee of TFM, to the extent it then constitutes a Significant Subsidiary, ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guarantee) or TFM denies or disaffirms its obligations under its Subsidiary Guarantee other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture.

However, a Default under clause (4) or (5) will not constitute an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the outstanding notes of such series notify the Company of the Default and the Company does not cure such Default within the time specified after receipt of such notice.

If an Event of Default occurs and is continuing (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company), the Trustee or the Holders of at least 25% in principal amount of the outstanding notes of such series may declare the principal of and accrued but unpaid interest on all the notes of such series to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of the notes. Under certain circumstances, the Holders of a majority in principal amount of the outstanding notes of such series may rescind any such acceleration with respect to the notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee is under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the notes of such series unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a note may pursue any remedy with respect to the Indenture or the notes of such series unless:

(1)	such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2)	Holders of at least 25% in principal amount of the outstanding notes of such series have requested the Trustee to pursue the remedy;

(3)	such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)	Holders of a majority in principal amount of the outstanding notes of such series have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding notes of a series are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee in respect of such series of notes. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a note of such series or that would involve the Trustee in personal liability.

If a Default with respect to a series of notes occurs, is continuing and is known to the Trustee, the Trustee must mail to each Holder of the notes of such series notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any note of such series, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is not opposed to the interest of the Holders of the notes of such series. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture may be amended with respect to a series of notes with the consent of the Holders of a majority in principal amount of the notes of such series then outstanding (including consents obtained in connection with a tender offer or exchange for the notes of such series) and any past default or compliance with any provisions may also be waived with the consent of the Holders of a majority in principal amount of the notes of such series then outstanding. However, without the consent of each Holder of an outstanding note affected thereby, an amendment or waiver may not, among other things:

(1)	reduce the amount of notes whose Holders must consent to an amendment, supplement or waiver;

(2)	reduce the rate of or extend the time for payment of interest on any note;

(3)	reduce the principal of or change the Stated Maturity of any note;

(4)	change the provisions applicable to the redemption of any note as described under “—Optional Redemption”;

(5)	make any note payable in money other than that stated in the note;

(6)	impair the right of any Holder of the notes to receive payment of principal of and interest on such Holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s notes;

(7)	make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions;

(8)	make any change in the ranking or priority of any note that would adversely affect the Holders; or

(9)	make any change in, or release other than in accordance with the Indenture, any Subsidiary Guarantee that would adversely affect the Holders.

Notwithstanding the preceding, without the consent of any Holder of the notes of any series, the Company, TFM and the Trustee may amend the Indenture with respect to such series:

(1)	to cure any ambiguity, omission, defect or inconsistency;

(2)	to provide for the assumption of the obligations of the Company or TFM under the Indenture by a successor to the Company or TFM;

(3)	to provide for uncertificated notes of such series in addition to or in place of certificated notes of such series; provided that such uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that such uncertificated notes are described in Section 163(f)(2)(B) of the Code;

(4)	to add Guarantees with respect to the notes of such series, including any Subsidiary Guarantees, or to secure the notes of such series;

(5)	to add to the covenants of the Company or TFM for the benefit of the Holders of the notes of such series or to surrender any right or power conferred upon the Company or TFM;

(6)	to make any change that does not adversely affect the rights of any Holder of the notes of such series;

(7)	to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

(8)	to provide for the issuance of additional notes of such series in accordance with the limitations set forth in the Indenture as of the date thereof;

(9)	to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

(10)	to conform the text of the Indenture, the notes of such series or any Subsidiary Guarantee to any provision of this “Description of the Notes” to the extent that such provision in this “Description of the Notes” was intended to be a verbatim recitation of a provision of the Indenture, the notes of such series or such Subsidiary Guarantee; or

(11)	to make any amendment to the provisions of the Indenture relating to the transfer and legending of the notes of such series; provided, however, that (a) compliance with the Indenture as so amended would not result in notes of such series being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer notes of such series.

The consent of the Holders of the notes of any series is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, the Company is required to mail to Holders of the notes of the affected series a notice briefly describing such amendment. However, the failure to give such notice to all Holders of the notes of the affected series, or any defect therein, will not impair or affect the validity of the amendment.

Neither the Company nor any Affiliate of the Company may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of notes of a series for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes of such series unless such consideration is offered to all Holders of notes of such series and is paid to all Holders of notes of such series that so consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Transfer

The notes will be issued in registered form and will be transferable only upon the surrender of the notes being transferred for registration of transfer. We or the Trustee may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Satisfaction and Discharge

When (1) we deliver to the Trustee all outstanding notes of a series for cancellation or (2) all outstanding notes of a series have become due and payable, whether at maturity or on a redemption date as a result of the mailing of notice of redemption, or will become due and payable within one year, and, in the case of clause (2), we irrevocably deposit with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding notes of such series, including interest thereon to maturity or such redemption date, and if, in either case, we pay all other sums payable under the Indenture by us, then the Indenture shall, subject to certain exceptions, cease to be of further effect.

Defeasance

At any time, we may terminate all our obligations under the notes of any series and the Indenture (“legal defeasance”) with respect to such series, except for certain obligations, including those owed to the Trustee, those respecting the defeasance trust and obligations to register the transfer or exchange of the notes of such series, to replace mutilated, destroyed, lost or stolen notes of such series and to maintain a registrar and paying agent in respect of the notes of such series.

In addition, at any time we may terminate (1) our obligations under “—Change of Control” and under the covenants described under “—Certain Covenants” (other than the covenant described under “—Restrictions on Consolidations, Mergers and Sales of Assets”) and (2) the bankruptcy provisions with respect to TFM described above under “—Default” (“covenant defeasance”), in each case with respect to the notes of any series.

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option in respect of a series of notes, payment of the notes of such series may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option in respect of a series of notes, payment of the notes of such series may not be accelerated because of an Event of Default with respect to such series specified in clauses (4), (5) (solely with respect to SEC reports), or (7) (with respect only to the Company’s Subsidiaries) under “—Defaults” above. If we exercise our legal defeasance option or our covenant defeasance option, TFM will be released from all of its obligations with respect to its Subsidiary Guarantee of such series of notes.

In order to exercise either of our defeasance options in respect of a series of notes, we must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the notes of such series to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders of the notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A. is the Trustee under the Indenture. We have appointed the Trustee as Registrar and Paying Agent with regard to the notes.

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the outstanding notes of a series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or of exercising any trust power conferred on the Trustee in respect of such series, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee is required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of notes of a series, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or TFM will have any liability for any obligations of the Company or TFM under the notes, any Subsidiary Guarantee or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the notes of a series by accepting such note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver and release may not be effective to waive liabilities under the U.S. Federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing law

The Indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry System

Upon issuance, each series of notes will be represented by one or more global securities deposited with, or on behalf of the Depositary. The global securities representing the notes will be registered in the name of the depositary or its nominee. Except under the circumstances described in the accompanying prospectus under “Description of Debt Securities—Book-Entry System,” the notes will not be issuable in definitive form. So long as the notes of each series are represented by one or more global securities, the depositary or its nominee will be considered the sole owner or holder of the notes of such series for all purposes under the Indenture, and the beneficial owners of the notes of such series will be entitled only to those rights and benefits afforded to them in accordance with the depositary’s regular operating procedures. See “Description of Debt Securities—Book-Entry System” in the accompanying prospectus.

A further description of the depositary’s procedures with respect to global securities is set forth in the accompanying prospectus under “Description of Debt Securities—Book-Entry System.” The depositary has confirmed to the Company, the underwriters and the Trustee that it intends to follow such procedures with respect to the notes.

Certain Definitions

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control”, when used with respect to any Person, means the power to direct the management and policies of such

Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Attributable Debt” means, as to any particular lease under which any Person is at the time liable, other than a capital lease, and at any date as of which the amount of such lease is to be determined, the total net amount of rent required to be paid by such Person under such lease during the initial term of such lease as determined in accordance with generally accepted accounting principles, discounted from the last date of such initial term to the date of determination at a rate per annum equal to the discount rate which would be applicable to a capital lease with like term in accordance with generally accepted accounting principles. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated. “Attributable Debt” means, as to a capital lease under which any Person is at the time liable and at any date as of which the amount of such lease is to be determined, the capitalized amount of such lease that would appear on the face of a balance sheet of such Person in accordance with generally accepted accounting principles.

“Board of Directors” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

“Business Day” means each day which is not a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York or Texas.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Capital Stock” of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodity Price Protection Agreement” means, with respect to any Person, any forward contract, commodity swap, commodity option or other similar agreement or arrangement entered into with respect to fluctuations in commodity prices.

“Credit Agreement” means the Credit Agreement, dated as of August 9, 2012, as amended on June 27, 2014, among the Company, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Bank plc, CoBank, ACB, Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, and RBC Capital Markets, as joint lead arrangers and joint bookrunners, Bank of America, N.A. and Barclays Bank plc, as syndication agents, and CoBank ACB, Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, and RBC Capital Markets, as documentation agents, together with the related documents thereto (including any guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness Incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding thereunder or under successor Credit Agreements, whether by the same or any other lender or group of lenders.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1)	matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2)	is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

(3)	is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the first anniversary of the Stated Maturity of a series of notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the first anniversary of the Stated Maturity of such series of notes shall not constitute Disqualified Stock if:

(4)	the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to such series of notes and described under “—Change of Control”; and

(5)	any such requirement only becomes operative after compliance with such terms applicable to such series of notes, including the purchase of any notes of such series tendered pursuant thereto.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Transfer” means any disposition by either New Canada Holdings, Inc. or Tyson International Holding Company of Capital Stock of any Person held by it as of the Issue Date to any “controlled foreign corporation” (as defined in the Code).

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be determined in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a resolution of such Board of Directors.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

(1)	the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2)	statements and pronouncements of the Financial Accounting Standards Board;

(3)	such other statements by such other entity as approved by a significant segment of the accounting profession; and

(4)	the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such other Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2)	entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantee Agreement” means a supplemental indenture, in a form reasonably satisfactory to the Trustee, pursuant to which the resulting, surviving or transferee Person (if not TFM) Guarantees as required by the covenant described under “—Restrictions on Consolidations, Mergers and Sales of Assets” the Company’s obligations with respect to a series of notes on the terms provided for in the Indenture.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Price Protection Agreement.

“Hillshire Brands Acquisition” means the acquisition by the Company and Merger Sub of The Hillshire Brands Company through the merger of Merger Sub with and into The Hillshire Brands Company, with The Hillshire Brands Company surviving as a wholly-owned Subsidiary of the Company in accordance with the Merger Agreement.

“Holder” means the Person in whose name a note is registered on the Registrar’s books.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)	the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2)	all Capital Lease Obligations of such Person and all Attributable Debt in respect of all sale and lease-back transactions entered into by such Person;

(3)	all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding any trade accounts payable or other liability to trade creditors arising in the ordinary course of business);

(4)	all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations of other Persons described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

(5)	the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Subsidiary of such Person that is not 100% owned by such Person, the principal amount of such Preferred Stock to be determined in accordance with the Indenture (but excluding, in each case, any accrued dividends);

(6)	all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee, other than endorsements of negotiable instruments for collection in the ordinary course of business;

(7)	all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such property or assets and the amount of the obligation so secured; and

(8)	to the extent not otherwise included in this definition, the net obligations pursuant to any Hedging Obligations of such Person.

Notwithstanding the foregoing, in connection with the purchase by the Company or any Subsidiary of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above; provided, however, that, in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time shall be the accreted value thereof at such time. Except as otherwise expressly provided herein, the term “Indebtedness” shall not include cash interest thereon.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates.

“Issue Date” means August 8, 2014.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Merger Agreement” means the agreement and plan of merger dated as of July 1, 2014 among the Company, Merger Sub and The Hillshire Brands Company.

“Merger Sub” means MB Holdings, Inc., a Maryland corporation and a wholly-owned Subsidiary of the Company.

“Officer” means the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer, the Assistant Treasurer or the Secretary of the Company.

“Officers’ Certificate” means a certificate signed by two Officers.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“principal” of a note means the principal of the note plus the premium, if any, payable on the note which is due or overdue or is to become due at the relevant time.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Significant Subsidiary” means any Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1)	such Person;

(2)	such Person and one or more Subsidiaries of such Person; or

(3)	one or more Subsidiaries of such Person.

“Subsidiary Guarantee” means a Guarantee by TFM (or any successor thereto as required by the Indenture) of the Company’s obligations with respect to a series of notes.

“Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb), as in effect on the Issue Date.

“Trust Officer” means any officer in the corporate trust department of the Trustee, having direct responsibility for the administration of the Indenture and also means any officer to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject.

“Trustee” means The Bank of New York Mellon Trust Company, N.A., until a successor replaces it and, thereafter, means the successor.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

DESCRIPTION OF INDEBTEDNESS

For information concerning our existing indebtedness, see our Quarterly Report on Form 10-Q for the quarterly period ended March 29, 2014 under Part I, Item 1, Notes to Consolidated Condensed Financial Statements, Note 7: Debt and Note 16: Condensed Consolidating Financial Statements, which is incorporated by reference into this prospectus supplement and the accompanying prospectus. You should read this information in conjunction with the other information set forth in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

In addition, we intend to obtain or otherwise incur additional indebtedness to fund the Hillshire Brands Acquisition, and pay related fees and expenses, in the form of three-year and five-year senior unsecured term loans in an aggregate principal amount of up to approximately $2,500.0 million, which we refer to in this prospectus supplement as the “New Term Loans.”

On June 27, 2014, we also amended our existing revolving credit facility to, among other things, permit the Hillshire Brands Acquisition without resulting in the occurrence of a default or event of default under that facility. However, we do not expect to draw under this facility to fund any portion of the Hillshire Brands Acquisition.

New Term Loans

On July 15, 2014, we entered into a Term Loan Agreement (the “Term Loan Agreement”) with the lenders party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent, Morgan Stanley Senior Funding, Inc. and J.P. Morgan Securities LLC, as joint lead arrangers and joint bookrunners, and JPMorgan Chase Bank, N.A., as syndication agent. The Term Loan Agreement will govern the New Term Loans, and provides for total term loan commitments consisting of:

•	a $1,306.25 million 3-Year Tranche Facility,

•	a $593.75 million 5-Year A Tranche Facility and

•	a $600.0 million 5-Year B Tranche Facility.

The lenders party to the Term Loan Agreement will be obligated to make initial loans under the Term Loan Agreement upon the satisfaction of certain conditions, including but not limited to (i) the satisfaction or waiver of the Offer Conditions (as defined in the Merger Agreement) in accordance with the terms and conditions of the Merger Agreement, (ii) the absence of a material adverse effect change with respect to Hillshire Brands since June 29, 2013, (iii) the truth and accuracy of the Acquisition Agreement Representations and the Specified Representations (each as defined in the Term Loan Agreement), (iii) the receipt of certain certificates and organizational documents and (iv) the delivery by the Company of certain financial statements.

Borrowings under the Term Loan Agreement will be unsecured and will be unconditionally guaranteed by Tyson Fresh Meats, Inc., a wholly-owned subsidiary of ours. Borrowings under the 3-Year Tranche Facility will mature on the third anniversary of the date on which lenders are obligated to make initial loans under the Term Loan Agreement (the “Term Loan Initial Closing Date”), and borrowings under each of the 5-Year A Tranche Facility and the 5-Year B Tranche Facility will mature on the five-year anniversary of the Term Loan Initial Closing Date.

Borrowings under the Term Loan Agreement will bear interest at a rate per annum equal to, at our option, (i) the highest of (a) the Prime Rate (as defined in the Term Loan Agreement) of Morgan Stanley Senior Funding, Inc., (b) the federal funds effective rate plus 0.5% and (c) the Eurocurrency Rate plus 1.0% per annum, or (ii) the Eurocurrency Rate, in each case plus an applicable spread that will depend on the Credit Ratings, as set forth in the Pricing Schedule appended to the Term Loan Agreement.

Each lender under the Term Loan Agreement is entitled to a commitment fee payable quarterly in arrears at a rate equal to 0.175% per annum of the daily average undrawn commitment of that lender, accruing from and including July 15, 2014 to but excluding the date on which all commitments under the Term Loan Agreement are terminated.

The Term Loan Agreement contains certain covenants, including, but not limited to, limitations on liens; swap agreements (with exceptions for certain swap agreements entered into to hedge or mitigate risks to which the Company or a subsidiary has actual exposure); mergers, consolidations, liquidations and dissolutions; negative pledge clauses and clauses restricting subsidiary distributions; and changes in lines of business. In addition, the Term Loan Agreement (i) limits the ratio of our debt to capitalization to a maximum of 0.65 to 1.0 from the Term Loan Initial Closing Date through the first fiscal quarter thereafter, and otherwise a maximum of 0.60 to 1.0, and (ii) requires the ratio of our EBITDA to interest to be at least 3.75 to 1.0.

The Term Loan Agreement contains customary events of default, including, but not limited to, non-payment of obligations under the Term Loan Agreement, violation of affirmative or negative covenants, material inaccuracy of representations, non-payment of other material debt, bankruptcy or insolvency, ERISA and certain judgment defaults, change of control and failure of the guarantee to remain in full force and effect.

The foregoing description of the Term Loan Agreement is summary in nature and is qualified in its entirety by reference to the Term Loan Agreement, a copy of which is attached as Exhibit 10.2 of our Current Report on Form 8-K dated July 17, 2014, and incorporated herein by reference.

364-Day Bridge Agreement

On July 15, 2014, we entered into a 364-Day Bridge Term Loan Agreement (the “Bridge Agreement”) with the lenders party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent, Morgan Stanley Senior Funding, Inc. and J.P. Morgan Securities LLC, as joint lead arrangers and joint bookrunners, and JPMorgan Chase Bank, N.A., as syndication agent. The Bridge Agreement provides for total term loan commitments in an aggregate principal amount of $5,700.0 million.

The lenders party to the Bridge Agreement will be obligated to make initial loans under the Bridge Agreement upon the satisfaction of certain conditions, including but not limited to (i) the satisfaction or waiver of the Offer Conditions (as defined in the Merger Agreement) in accordance with the terms and conditions of the Merger Agreement, (ii) the absence of a material adverse effect change with respect to Hillshire Brands since June 29, 2013, (iii) the truth and accuracy of the Acquisition Agreement Representations and the Specified Representations (each as defined in the Bridge Agreement), (iii) the receipt of certain certificates and organizational documents and (iv) the delivery by the Company of certain financial statements.

The Bridge Agreement provides that the commitments thereunder will be automatically reduced on a dollar-for-dollar basis by, among other things, (i) the net proceeds of our Class A common stock and tangible equity units offerings or offerings of other equity securities or equity-linked securities (subject to certain exceptions), (ii) the net proceeds of this offering and certain other debt for borrowed money (subject to certain exceptions), (iii) the committed amount of commitments of certain term loan facilities (or, without duplication, the net proceeds of certain term loan facilities other than the New Term Loans) and (iv) the net proceeds of certain asset sales in excess of $100 million.

Borrowings under the Bridge Agreement, if any, will be unsecured, will be unconditionally guaranteed by Tyson Fresh Meats, Inc., a wholly-owned subsidiary of ours, and will mature on the date that is 364 days after the date on which lenders are obligated to make initial loans under the Bridge Agreement (the “Bridge Initial Closing Date”).

Borrowings under the Bridge Agreement, if any, will bear interest at a rate per annum equal to, at the option of the Company, (i) the highest of (a) the Prime Rate (as defined in the Bridge Agreement), (b) the federal funds effective rate plus 0.5% and (c) a rate based on certain rates offered for U.S. dollar deposits in the London interbank market (the “Eurocurrency Rate”) plus 1.0% per annum, or (ii) the Eurocurrency Rate, in each case plus an applicable spread that will depend on the Company’s credit ratings by each of S&P, Moody’s and Fitch (collectively, the “Credit Ratings”) and the amount of time that the loans under the Bridge Agreement remain outstanding from the Bridge Initial Closing Date, as set forth in the Pricing Schedule appended to the Bridge Agreement.

Each lender under the Bridge Agreement is entitled to a commitment fee, payable quarterly in arrears, accruing at an applicable rate per annum (the “Commitment Fee Rate”) of that lender’s daily average undrawn commitment from and including July 15, 2014 to but excluding the date on which all commitments under the Bridge Agreement are terminated. The Commitment Fee Rate varies based on the Credit Ratings. If the Credit Ratings are at least BBB- and Baa3 and BBB- for S&P, Moody’s and Fitch, respectively, the Commitment Fee Rate is equal to 0.175%. If the Credit Ratings are less than BBB- or Baa3 or BBB- for S&P, Moody’s and Fitch, respectively, the Commitment Fee Rate is 0.250%.

In addition, the Company will be required to pay each lender duration fees on the dates that are 90 days, 180 days and 270 days after the Bridge Initial Closing Date, which fees will be equal to an applicable rate per annum (the “Duration Fee Rate”) of the aggregate principal amount of loans and undrawn commitments of such lender outstanding under the Bridge Agreement on such dates. The Duration Fee Rate varies based on the Credit Ratings. If the Credit Ratings are at least BBB- and Baa3 and BBB- for S&P, Moody’s and Fitch, respectively, the Duration Fee Rate is equal to (x) at 90 days after the Bridge Initial Closing Date, 0.50%, (y) at 180 days after the Bridge Initial Closing Date, 0.75% and (z) at 270 days after the Bridge Initial Closing Date, 1.00%. If the Credit Ratings are less than BBB- or Baa3 or BBB- for S&P, Moody’s and Fitch, respectively, the Duration Fee Rate is equal to (x) at 90 days after the Bridge Initial Closing Date, 0.75%, (y) at 180 days after the Bridge Initial Closing Date, 1.00% and (z) at 270 days after the Bridge Initial Closing Date, 1.50%.

The Bridge Agreement contains certain covenants, including, but not limited to, limitations on liens; swap agreements (with exceptions for certain swap agreements entered into to hedge or mitigate risks to which the Company or a subsidiary has actual exposure); mergers, consolidations, liquidations and dissolutions; negative pledge clauses and clauses restricting subsidiary distributions; and changes in lines of business. In addition, the Bridge Agreement (i) limits the ratio of our debt to capitalization to a maximum of 0.65 to 1.0 from the Bridge Initial Closing Date through the first fiscal quarter thereafter, and otherwise a maximum of 0.60 to 1.0, and (ii) requires the ratio of our EBITDA to interest to be at least 3.75 to 1.0.

The Bridge Agreement contains customary events of default, including, but not limited to, non-payment of obligations under the Bridge Agreement, violation of affirmative or negative covenants, material inaccuracy of representations, non-payment of other material debt, bankruptcy or insolvency, ERISA and certain judgment defaults, change of control and failure of the guarantee to remain in full force and effect.

The foregoing description of the Bridge Agreement is summary in nature and is qualified in its entirety by reference to the Bridge Agreement, a copy of which is attached as Exhibit 10.1 of our Current Report on Form 8-K dated July 17, 2014, and incorporated herein by reference.

Although we do not currently expect to make any borrowings under the Bridge Agreement, there can be no assurance that such borrowings will not be made. In that regard, we may be required to borrow under the Bridge Agreement if any of the financing transactions are not completed or generate significantly less net proceeds than contemplated by this prospectus supplement.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

The following are the material U.S. federal income tax consequences of owning and disposing of notes purchased in this offering at the “issue price,” which is the first price at which a substantial amount of the notes is sold to the public, and held as capital assets for U.S. federal income tax purposes.

This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including alternative minimum tax and Medicare contribution tax consequences, as well as differing tax consequences that may apply if you are, for instance:

•	a financial institution;

•	a regulated investment company;

•	a dealer or trader in securities that uses a mark-to-market method of tax accounting;

•	holding notes as part of a “straddle” or integrated transaction;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

•	a tax-exempt entity; or

•	a partnership for U.S. federal income tax purposes.

If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will generally depend on the status of the partners and your activities.

This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. This summary does not address any aspect of state, local or non-U.S. taxation, or any taxes other than income taxes. You should consult your tax adviser with regard to the application of the U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to U.S. Holders

This section applies to you if you are a U.S. Holder. You are a U.S. Holder if for U.S. federal income tax purposes you are a beneficial owner of a note and are:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Certain Additional Payments

We will be required to make payments on a note that would increase the yield of the note in the circumstances described under “Description of Notes—Special Mandatory Redemption” and “Description of Notes—Change of Control.” We intend to take the position that the possibility of such payments does not result in the notes being treated as contingent payment debt instruments under the applicable Treasury Regulations. Our position is not binding on the Internal Revenue Service (“IRS”). If the IRS takes a contrary position, you may be required to accrue interest income based upon a “comparable yield” (as defined in the Treasury Regulations) determined at the time of issuance of the notes (which is not expected to differ significantly from the actual yield on the notes), with adjustments to such accruals when any contingent payments are made that differ from the payments based on the comparable yield. In addition, any income on the sale, exchange, retirement or other taxable disposition of the notes would be treated as ordinary interest income rather than as capital gain. You should consult your tax adviser regarding the tax consequences if the notes were treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Payments of Interest

Stated interest on a note will be taxable to you as ordinary interest income at the time it accrues or is received, in accordance with your method of accounting for federal income tax purposes. It is expected, and this discussion assumes, that the notes will be issued without original issue discount for U.S. federal income tax purposes.

Sale or Other Taxable Disposition of the Notes

Upon the sale or other taxable disposition of a note, you will recognize taxable gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and your adjusted tax basis in the note. Your tax basis in a note will generally equal the cost of your note. For these purposes, the amount realized does not include any amount attributable to accrued interest, which is treated as described under “Payments of Interest” above.

Gain or loss realized on the sale or other taxable disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of the sale or other taxable disposition the note has been held for more than one year. Long-term capital gains recognized by non-corporate taxpayers are subject to reduced tax rates. The deductibility of capital losses is subject to limitations.

Tax Consequences to Non-U.S. Holders

This section applies to you if you are a Non-U.S. Holder. You are a Non-U.S. Holder if for U.S. federal income tax purposes you are a beneficial owner of a note that is:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

You are not a Non-U.S. Holder if you are a nonresident alien individual present in the United States for 183 days or more in the taxable year of disposition, or if you are a former citizen or former resident of the United States, in either of which cases you should consult your tax adviser regarding the U.S. federal income tax consequences of owning or disposing of a note.

Payments on the Notes

Subject to the discussion below under “FATCA Legislation,” payments of principal and interest on the notes by us or any paying agent to you will not be subject to U.S. federal income or withholding tax, provided that, in the case of interest,

•	you do not own, actually or constructively, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	you certify on a properly executed IRS Form W-8BEN or W-8BEN-E, under penalties of perjury, that you are not a United States person; and

•	it is not effectively connected with your conduct of a trade or business in the United States as described below.

If you cannot satisfy one of the first three requirements described above and interest on the notes is not effectively connected with your conduct of a trade or business in the United States (and thus exempt from withholding) as described below, payments of interest on the notes will be subject to withholding tax at a rate of 30% unless an income tax treaty applies to reduce or eliminate the withholding tax and the Non-U.S. Holder properly certifies as to its entitlement to the treaty benefits under penalty of perjury (generally through the provision of a properly executed IRS Form W-8BEN or W-8BEN-E).

Sale or Other Taxable Disposition of the Notes

Subject to the discussion below under “FATCA Legislation,” you generally will not be subject to U.S. federal income or withholding tax on gain realized on a sale, redemption or other taxable disposition of notes, unless the gain is effectively connected with your conduct of a trade or business in the United States as described below, although any amounts attributable to accrued interest will be treated as described above under “Payments on the Notes.”

Effectively Connected Income

If interest or gain on a note is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by you), you will generally be taxed in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders” above). In this case, you will be exempt from the withholding tax on interest discussed above, although you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. You should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation.

Backup Withholding and Information Reporting

If you are a U.S. Holder, information returns are required to be filed with the IRS in connection with payments on the notes and proceeds received from a sale or other disposition of the notes unless you are an exempt recipient. You may also be subject to backup withholding on these payments in respect of your notes unless you provide your taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules or you provide proof of an applicable exemption.

If you are Non-U.S. Holder, information returns are required to be filed with the IRS in connection with payments of interest on the notes. Unless you comply with certification procedures to establish that you are not a United States person, information returns may also be filed with the IRS in connection with the proceeds from a sale or other disposition of a note. You may be subject to backup withholding on payments on the notes or on the proceeds from a sale or other disposition of the notes unless you comply with certification procedures to establish that you are not a United States person or otherwise establish an exemption. Compliance with the certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

FATCA Legislation

Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of U.S.-source interest and, after December 31, 2016, on sales or redemption proceeds paid to “foreign financial institutions”

(which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. An intergovernmental agreement between the United States and the entity’s jurisdiction may modify these requirements. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Prospective investors should consult their tax advisers regarding the effects of FATCA on their investment in the notes.

UNDERWRITING

We intend to offer the notes through the underwriters. Morgan Stanley & Co. LLC (“Morgan Stanley”) and J.P. Morgan Securities LLC (“J.P. Morgan”) are acting as representatives of the underwriters named below. Subject to the terms and conditions contained in an underwriting agreement between us, the guarantor and the underwriters, we have agreed to sell to the underwriters and the underwriters severally have agreed to purchase from us, the principal amount of the notes listed opposite their names below.

Underwriter	Principal Amount of 2019 notes	Principal Amount of 2024 notes	Principal Amount of 2034 notes	Principal Amount of 2044 notes
Morgan Stanley & Co. LLC	400,000,000	500,000,000	200,000,000	200,000,000
J.P. Morgan Securities LLC	275,000,000	343,750,000	137,500,000	137,500,000
RBC Capital Markets, LLC	100,000,000	125,000,000	50,000,000	50,000,000
HSBC Securities (USA) Inc.	45,000,000	56,250,000	22,500,000	22,500,000
Mizuho Securities USA Inc.	45,000,000	56,250,000	22,500,000	22,500,000
Rabo Securities USA, Inc.	45,000,000	56,250,000	22,500,000	22,500,000
U.S. Bancorp Investments, Inc.	45,000,000	56,250,000	22,500,000	22,500,000
Credit Agricole Securities (USA) Inc.	22,500,000	28,125,000	11,250,000	11,250,000
Mitsubishi UFJ Securities (USA), Inc.	22,500,000	28,125,000	11,250,000	11,250,000

Total:	$1,000,000,000	$1,250,000,000	$500,000,000	$500,000,000

The underwriters have agreed to purchase all of the notes sold pursuant to the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer each series of notes to the public at the applicable public offering price on the cover page of this prospectus supplement, and may offer each series of notes to dealers at that price less a concession not in excess of 0.350% of the principal amount of the 2019 notes, 0.400% of the principal amount of the 2024 notes, 0.500% of the principal amount of the 2034 notes and 0.500% of the principal amount of the 2044 notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of 0.175% of the principal amount of the 2019 notes, 0.200% of the principal amount of the 2024 notes, 0.250% of the principal amount of the 2034 notes and 0.250% of the principal amount of the 2044 notes to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

The following table shows the underwriting discount that we will pay to the underwriters in connection with the offering of the notes:

Paid by us
Per 2019 note	0.600%
Total	$6,000,000
Per 2024 note	0.650%
Total	$8,125,000
Per 2034 note	0.875%
Total	$4,375,000
Per 2044 note	0.875%
Total	$4,375,000

The expenses of the offering, not including the underwriting discount, are estimated to be $5.9 million and are payable by us.

New Issue of Notes

Each series of the notes is a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of units to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

Price Stabilization and Short Positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of each series of notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of such series of notes. If the underwriters create a short position in the notes of any series in connection with the offering, i.e., if they sell more notes of such series than are on the cover page of this prospectus, the underwriters may reduce that short position by purchasing notes of such series in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of any series of notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. In particular (i) an affiliate of Morgan Stanley & Co. LLC is a lender, and affiliates of J.P. Morgan Securities LLC are administrative agent, joint lead arranger and lender, under our existing revolving credit facility, (ii) affiliaties of Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC were engaged as financial advisors in connection with the Hillshire Brands Acquisition, (iii) affiliates of Morgan Stanley & Co. LLC are administrative agent, lead arranger and bookrunner and affiliates of J.P. Morgan Securities LLC are lead arranger, bookrunner and syndication agent under each of our Term Loan Agreement and Bridge Agreement provided in connection with the Hillshire Brands Acquisition, (iii) JPMorgan Chase Bank, NA, an affiliate of J.P. Morgan Securities LLC, is acting as escrow agent for the escrow account into which the net proceeds of our Class A common stock and tangible equity units offerings (net of our good faith estimate of offering fees and expenses) were placed and into which the net proceeds of this offering will be placed, in each case pending release upon consummation of, and to partially fund, the Hillshire Brands Acquisition and (iv) certain of the underwriters in this offering also acted as underwriters in our Class A common stock offering and our tangible equity units offering.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by the Company for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company or the Guarantor; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The legality of the notes and the subsidiary guarantees being offered hereby and certain other legal matters will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Weil, Gotshal & Manges LLP, New York, New York.

EXPERTS

The financial statements incorporated in this prospectus supplement by reference to Tyson Foods, Inc.’s Current Report on Form 8-K dated July 28, 2014 and the financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of Tyson Foods, Inc. for the year ended September 28, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited historical financial statements of The Hillshire Brands Company included in Exhibit 99.1 of Tyson Foods, Inc.’s Current Report on Form 8-K dated July 28, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

Tyson Foods, Inc.

Class A Common Stock

Preferred Stock

Debt Securities

Guarantees of Debt Securities

Warrants

Purchase Contracts

Units

Tyson Foods, Inc. may offer from time to time Class A common stock, preferred stock, debt securities, warrants, purchase contracts or units. The debt securities may consist of debentures, notes or other types of debt and any guarantees thereof will be issued by Tyson Fresh Meats, Inc., a subsidiary of Tyson. In addition, certain selling securityholders to be identified in supplements to this prospectus may offer and sell these securities from time to time. We will provide the specific terms of any offering of these securities, together with the terms of the offering, the public offering price and our net proceeds from the sale thereof, in supplements to this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated and deemed to be incorporated by reference in this prospectus and any prospectus supplement, carefully before you invest.

We may sell these securities on a continuous or delayed basis through one or more agents, dealers or underwriters as designated from time to time, or directly to purchasers or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities will be the public offering price of those securities less the applicable discount, in the case of an offering made through an underwriter, or the purchase price of those securities less the applicable commission, in the case of an offering through an agent, and, in each case, less other expenses payable by us in connection with the issuance and distribution of those securities.

Investing in our securities involves risks. You should carefully consider the information referred to under the heading “Risk Factors” on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 28, 2014.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any prospectus supplement or free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus, any prospectus supplement or in any such free writing prospectus is accurate as of any date other than their respective dates. The terms “Tyson,” “we,” “us,” and “our” refer to Tyson Foods, Inc. and its subsidiaries.

i

OUR COMPANY

We are one of the world’s largest meat protein companies and the second-largest food production company in the Fortune 500 with one of the most recognized brand names in the food industry. We produce, distribute and market chicken, beef, pork, prepared foods and related allied products. Our operations are conducted in five segments: Chicken, Beef, Pork, Prepared Foods and International. Some of the key factors influencing our business are customer demand for our products; the ability to maintain and grow relationships with customers and introduce new and innovative products to the marketplace; accessibility of international markets; market prices for our products; the cost and availability of live cattle and hogs, raw materials, grain and feed ingredients; and operating efficiencies of our facilities.

We operate a fully vertically integrated poultry production process. Our integrated operations consist of breeding stock, contract growers, feed production, processing, further-processing, marketing and transportation of chicken and related allied products, including animal and pet food ingredients. Through our wholly-owned subsidiary, Cobb-Vantress, Inc., we are one of the leading poultry breeding stock suppliers in the world. Investing in breeding stock research and development allows us to breed into our flocks the characteristics found to be most desirable.

We also process live fed cattle and hogs and fabricate dressed beef and pork carcasses into primal and sub-primal meat cuts, case ready beef and pork and fully-cooked meats. In addition, we derive value from allied products such as hides and variety meats sold to further processors and others.

We produce a wide range of fresh, value-added, frozen and refrigerated food products. Our products are marketed and sold primarily by our sales staff to grocery retailers, grocery wholesalers, meat distributors, warehouse club stores, military commissaries, industrial food processing companies, chain restaurants or their distributors, international export companies and domestic distributors who serve restaurants, foodservice operations such as plant and school cafeterias, convenience stores, hospitals and other vendors. Additionally, sales to the military and a portion of sales to international markets are made through independent brokers and trading companies.

We commenced business in 1935, were incorporated in Arkansas in 1947, and were reincorporated in Delaware in 1986. Our Class A common stock is traded on the New York Stock Exchange under the symbol “TSN.”

During the second quarter of fiscal 2014, we began reporting our International operations as a separate segment, which was previously included in our Chicken segment. All amounts in this prospectus supplement reflect this reclassification, and all references to our Annual Report on Form 10-K for the fiscal year ended September 28, 2013 and to our Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 2014 shall be deemed to include the reclassified amounts set forth in our Current Reports on Form 8-K filed with the Securities and Exchange Commission on July 28, 2014.

Our principal executive offices are located at 2200 Don Tyson Parkway, Springdale, Arkansas 72762-6999, and our telephone number at that address is (479) 290-4000. Our website is located at http://www.tysonfoods.com. Information on our website is not part of this prospectus or any accompanying prospectus supplement.

About this Prospectus

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement and information incorporated by reference after the date of this prospectus may also add, update or change information contained in this prospectus. You should read both this prospectus, any prospectus supplement and any free writing prospectus, together with additional information described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our Class A common stock is listed and traded on the New York Stock Exchange, or “NYSE.” You may also inspect the information we file with the SEC at the NYSE’s offices at 20 Broad Street, New York, New York 10005. Information about us, including certain SEC filings, is also available at our website at http://ir.tyson.com. However, the information on our website is not a part of this prospectus or any accompanying prospectus supplement.

The SEC allows us to “incorporate by reference” in this prospectus the information in other documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated or deemed to be incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus.

We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” prior to the termination of the offering under this prospectus (provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•

Our Annual Report on Form 10-K for the fiscal year ended September 28, 2013, including those portions of our Definitive Proxy Statement on Schedule 14A filed on December 20, 2013 that are specifically incorporated by reference into such Annual Report on Form 10-K (except for Part I, Items 1 and 2 and Part II, Items 6, 7 and 8, which were superseded by Part I, Items 1 and 2 and Part II, Items 6, 7 and 8, respectively, included in the Current Report on Form 8-K filed on July 28, 2014);

•

Our Quarterly Reports on Form 10-Q for the quarters ended December 28, 2013 (except for Part I, Items 1 and 2, which were superseded by Part I, Items 1 and 2, respectively, included in the Current Report on Form 8-K filed on July 28, 2014) and March 29, 2014;

•

Our Current Reports on Form 8-K filed with the SEC on February 4, 2014, June 4, 2014, June 10, 2014, July 1, 2014, July 2, 2014, July 17, 2014 and July 28, 2014 (except for Item 2.02 and the related Exhibit 99.1); and

•	Our Registration Statement on Form 8-A dated October 14, 1997.

You may obtain a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address:

Investor Relations Department

Tyson Foods, Inc.

2200 Don Tyson Parkway

Springdale, AR 72762-6999

(479) 290-4524

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference a number of forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions. Such forward-looking statements include, but are not limited to, current views and estimates of our outlook for fiscal 2014, other future economic circumstances, industry conditions in domestic and international markets, our performance and financial results (e.g., debt levels, return on invested capital, value-added product growth, capital expenditures, tax rates, access to foreign markets and dividend policy). These forward-looking statements are subject to a number of factors and uncertainties that could cause our actual results and experiences to differ materially from anticipated results and expectations expressed in such forward-looking statements. We wish to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Among the factors that may cause actual results and experiences to differ from anticipated results and expectations expressed in such forward-looking statements are the following: (i) the effect of, or changes in, general economic conditions; (ii) fluctuations in the cost and availability of inputs and raw materials, such as live cattle, live swine, feed grains (including corn and soybean meal) and energy; (iii) market conditions for finished products, including competition from other global and domestic food processors, supply and pricing of competing products and alternative proteins and demand for alternative proteins; (iv) successful rationalization of existing facilities and operating efficiencies of the facilities; (v) risks associated with our commodity purchasing activities; (vi) access to foreign markets together with foreign economic conditions, including currency fluctuations, import/export restrictions and foreign politics; (vii) outbreak of a livestock disease (such as avian influenza (AI) or bovine spongiform encephalopathy (BSE)), which could have an adverse effect on livestock we own, the availability of livestock we purchase, consumer perception of certain protein products or our ability to access certain domestic and foreign markets; (viii) changes in availability and relative costs of labor and contract growers and our ability to maintain good relationships with employees, labor unions, contract growers and independent producers providing us livestock; (ix) issues related to food safety, including costs resulting from product recalls, regulatory compliance and any related claims or litigation; (x) changes in consumer preference and diets and our ability to identify and react to consumer trends; (xi) significant marketing plan changes by large customers or loss of one or more large customers; (xii) adverse results from litigation; (xiii) risks associated with leverage, including cost increases due to rising interest rates or changes in debt ratings or outlook; (xiv) compliance with and changes to regulations and laws (both domestic and foreign), including changes in accounting standards, tax laws, environmental laws, agricultural laws and occupational, health and safety laws; (xv) our ability to make effective acquisitions or joint ventures and successfully integrate newly acquired businesses into existing operations; (xvi) effectiveness of advertising and marketing programs; and (xvii) those factors listed under Item 1A. “Risk Factors” included in our Annual Report filed on Form 10-K for the year ended September 28, 2013 and subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. You should refer to the “Risk Factors” section of this prospectus and to the Company’s periodic and current reports filed with the SEC for specific risks which would cause actual results to be significantly different from those expressed or implied by these forward-looking statements. It is not possible to identify all of the risks, uncertainties and other factors that may affect future results. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. Accordingly, readers of this prospectus are cautioned not to place undue reliance on the forward-looking statements.

RISK FACTORS

An investment in our securities involves significant risks. Before purchasing any securities, you should carefully consider and evaluate all of the information included and incorporated by reference or deemed to be incorporated by reference in this prospectus or the applicable prospectus supplement, including the risk factors incorporated by reference herein from our Annual Report on Form 10-K for the fiscal year ended September 28, 2013, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein or in the applicable prospectus supplement. Our business, financial position, results of operations or liquidity could be adversely affected by any of these risks.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, the net proceeds from the sale of securities to which this prospectus relates will be used for general corporate purposes. General corporate purposes may include repayment of debt, acquisitions, additions to working capital, capital expenditures and investments in our subsidiaries. Net proceeds may be temporarily invested prior to use.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated:

	Six Months Ended March 29, 2014	Fiscal Years
		2013	2012	2011	2010	2009
Ratio of earnings to fixed charges(a)	8.80	6.71	4.58	4.48	4.38	(b	)

(a)	For the purposes of calculating the ratio of earnings to fixed charges, “earnings” consist of income (loss) from continuing operations before income taxes, fixed charges, and amortization of capitalized interest, but excludes equity method investment earnings and capitalized interest. “Fixed charges” consist of (i) interest on indebtedness, whether expensed or capitalized, (ii) that portion of rental expense the Company believes to be representative of interest (one-third of rental expense) and (iii) amortization of debt discount and expense.
(b)	In fiscal 2009, our earnings were insufficient to cover our fixed charges by $540.0 million.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is based upon our certificate of incorporation (“Certificate of Incorporation”), our bylaws (“Bylaws”) and applicable provisions of law. We have summarized certain portions of the Certificate of Incorporation and Bylaws below. The summary is not complete. The Certificate of Incorporation and Bylaws are incorporated by reference into the registration statement for these securities that we have filed with the SEC and have been filed as exhibits to our Annual Report on Form 10-K for the year ended September 28, 2013. You should read the Certificate of Incorporation and Bylaws for the provisions that are important to you. In this “Description of Capital Stock,” unless otherwise indicated, “we,” “us,” “our,” “the Company” and similar words refer to Tyson Foods, Inc. and not any of its subsidiaries.

Capital Stock

We currently have issued and outstanding two classes of capital stock, Class A common stock, par value $0.10 per share, and Class B common stock, par value $0.10 per share. Our Restated Certificate of Incorporation authorizes the issuance of up to 900 million shares of each of Class A common stock and Class B common stock. The holders of Class A common stock are entitled to one vote, and the holders of Class B common stock are entitled to ten votes, for each share held of record on all matters submitted to a vote of stockholders, including the election of directors. Except as required by law, holders of Class A common stock and Class B common stock vote together as a single class; provided, however, that holders of Class A common stock and Class B common stock vote separately as a class with respect to the issuance of additional shares of Class B common stock (except in connection with stock splits and stock dividends). Holders of Class A common stock and holders of Class B common stock do not have cumulative voting rights. Holders of Class A common stock and Class B common stock are entitled to receive such dividends and other distributions in cash, stock or property of the Company as may be determined by our board of directors out of any funds legally available therefor; provided, however, that no cash dividend may be paid on Class B common stock unless a cash dividend is simultaneously paid on Class A common stock, and the per share amount of the cash dividend paid on Class B common stock cannot exceed 90% of the per share cash dividend simultaneously paid on Class A common stock. In the case of dividends or other distributions payable in common stock, including distributions pursuant to stock splits or divisions, such distributions or divisions will be in the same proportion with respect to each class of stock, but only shares of Class A common stock will be distributed with respect to Class A common stock and only shares of Class B common stock will be distributed with respect to Class B common stock. In the case of any combination or reclassification of Class A common stock, the shares of Class B common stock will also be combined or reclassified so that the relationship between the number of shares of Class B common stock and Class A common stock outstanding immediately following such combination or reclassification will be the same as the relationship between Class B common stock and Class A common stock immediately prior to such combination or reclassification.

Upon liquidation of the Company, the holders of Class A common stock and Class B common stock share ratably in the assets, if any, remaining after payment of all debts and liabilities of the Company; provided that a merger or consolidation of the Company with or into any other corporation or a sale or conveyance of all or any part of the assets of the Company (which does not in fact result in the liquidation of the Company and the distribution of assets to our stockholders) will not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Company. Such holders do not have preemptive, conversion or redemption rights, except that each holder of Class B common stock may, at such holder’s option, and upon written notice to the Company, convert each share of Class B common stock into one fully paid and nonassessable share of Class A common stock.

Article Fourth of our Restated Certificate of Incorporation provides that the holders of the outstanding shares of Class B common stock may waive or suspend (i) certain of their rights to convert their shares of Class B common stock into shares of Class A common stock on a share-for-share basis or as provided in such stock certificates and (ii) the Company’s obligation imposed by a covenant contained in such Article to reserve and keep available for issuance shares of Class A common stock sufficient to provide for any such conversion of all outstanding shares of Class B common stock.

The transfer agent and registrar for our Class A common stock is Computershare, Inc.

Our Class A common stock is listed on the NYSE under the symbol “TSN.”

Preferred Stock

When we or the selling securityholders offer to sell a particular series of preferred stock, we will describe the specific terms of the securities in a supplement to this prospectus. The preferred stock will be issued under a certificate of designations relating to each series of preferred stock and will also be subject to our Restated Certificate of Incorporation.

The transfer agent for each series of preferred stock will be described in the relevant prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

Any debt securities that we may issue will constitute either senior or subordinated debt of the Company. Any debt securities that are sold may be exchangeable for and/or convertible into Class A common stock or any other securities that may be sold under this prospectus. Any debt securities will be issued under an indenture dated as of June 1, 1995, as supplemented (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor to JPMorgan Chase Bank, N.A. (formerly The Chase Manhattan Bank, N.A.)), as Trustee (the “Trustee”), or one or more separate indentures between the Company and a designated trustee. We will include a prospectus supplement on the specific terms of each series of senior or subordinated debt securities being offered, including the terms, if any, on which a series of senior or subordinated debt securities may be convertible into or exchangeable for other securities.

The following is a summary of the Indenture under which senior debt securities may be issued. The following statements are subject to the detailed provisions of the Indenture. We have filed a copy of the Indenture as an exhibit to the registration statement of which this prospectus is a part. The Indenture is also available for inspection at the office of the Trustee. Section references are to the Indenture. The following summarizes the material terms of the Indenture; however, the following summaries of certain provisions of the Indenture are not complete. Wherever particular provisions of the Indenture are referred to, such provisions, including definitions of certain terms, are incorporated by reference as part of such summaries or terms, which are qualified in their entirety by such reference to the provisions of the Indenture. Definitions of certain terms used in this “Description of Debt Securities” may be found below under “—Certain Definitions.” In this “Description of Debt Securities,” unless otherwise indicated, “we,” “us,” “our,” “the Company” and similar words refer to Tyson Foods, Inc. and not any of its subsidiaries.

General

The Indenture does not limit the aggregate principal amount of debt securities which may be issued under the Indenture and provides that the debt securities may be issued from time to time in one or more series, as authorized from time to time by our Board of Directors, any committee of our Board of Directors or any duly authorized officer. The debt securities will be direct, unsecured and unsubordinated obligations of the Company and will rank on a parity with our other unsecured and unsubordinated indebtedness. The debt securities will be effectively subordinated to our senior secured indebtedness to the extent of the value of the collateral securing such indebtedness. Except as described under “Certain Covenants,” the Indenture does not limit other indebtedness or securities which may be incurred or issued by the Company or any of its subsidiaries or contain financial or similar restrictions on the Company or any of its subsidiaries. The Company’s rights and the rights of its creditors, including holders of debt securities, to participate in any distribution of assets of any subsidiary upon the latter’s liquidation or reorganization or otherwise are effectively subordinated to the claims of the subsidiary’s creditors, except to the extent that the Company or any of its creditors may itself be a creditor of that subsidiary.

The debt securities may be guaranteed by one or more of the wholly-owned domestic subsidiaries of the Company (each a “Subsidiary Guarantor”), as described in the applicable prospectus supplement that accompanies this prospectus. Each guarantee of the debt securities will be a general obligation of the Subsidiary Guarantor and will rank on a parity with the other unsecured and unsubordinated indebtedness of the Subsidiary Guarantor. The guarantees will be effectively subordinated to any secured indebtedness of the Subsidiary Guarantors, to the extent of the value of the collateral securing such indebtedness.

The particular terms of a series of debt securities will be set forth in an officers’ certificate or supplemental indenture, and described in the applicable prospectus supplement. We urge you to read the Indenture as supplemented by any officers’ certificate or supplemental indenture because the Indenture, as supplemented, and not this section, defines your rights as a holder of the debt securities.

The prospectus supplement which accompanies this prospectus will set forth where applicable the following terms of and information relating to the debt securities in respect of which this prospectus is being delivered (“Offered Securities”):

•	the designation of the Offered Securities;

•	the aggregate principal amount of the Offered Securities;

•	the date or dates on which principal of, and premium, if any, on the Offered Securities is payable;

•

the rate or rates at which the Offered Securities shall bear interest, if any, or the method by which such rate shall be determined, and the basis on which interest shall be calculated if other than a 360-day year consisting of twelve 30-day months, the date or dates from which such interest will accrue and on which such interest will be payable and the related record dates;

•	if the Offered Securities will be guaranteed by one or more of the subsidiaries of the Company;

•	if other than the offices of the Trustee, the place where the principal of and any premium or interest on the Offered Securities will be payable;

•	any redemption, repayment or sinking fund provisions;

•	if other than denominations of $1,000 or multiples of $1,000, the denominations in which the Offered Securities will be issuable;

•	if other than the principal amount of such debt security, the portion of the principal amount due upon acceleration;

•	if other than U.S. dollars, the currency or currencies (including composite currencies) in which the Offered Securities are denominated or payable;

•	whether the Offered Securities shall be issued in the form of a global security or securities;

•	if applicable, a discussion of any material United States federal income tax considerations;

•	any other specific terms of the Offered Securities; and

•	the identity of any trustees, depositories, authenticating or paying agents, transfer agents or registrars with respect to the Offered Securities. (Section 2.3)

The debt securities will be issued either in certificated, fully registered form, without coupons, or as global securities under a book-entry system, as specified in the accompanying prospectus supplement. See “Form of Securities.”

Unless otherwise specified in the accompanying prospectus supplement, principal and premium, if any, will be payable, and the debt securities will be transferable and exchangeable without any service charge, at the office of the Trustee. However, the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any such transfer or exchange. (Sections 2.7, 4.1 and 4.2)

Unless otherwise specified in the accompanying prospectus supplement, interest on any series of debt securities will be payable on the interest payment dates set forth in the accompanying prospectus supplement to the persons in whose names the debt securities are registered at the close of business on the related record date and will be paid, at the option of the Company, by wire transfer or by checks mailed to such persons. (Sections 2.7 and 4.1)

If the debt securities are issued as Original Issue Discount Securities (as defined in the Indenture) bearing no interest or interest at a rate which at the time of issuance is below market rates and are to be sold at a substantial discount below their stated principal amount, the other special considerations applicable to such Original Issue Discount Securities will be generally described in the prospectus supplement.

Unless otherwise described in the accompanying prospectus supplement, there are no covenants or provisions contained in the Indenture which afford the holders of the debt securities protection in the event of a highly leveraged transaction involving the Company. Reference is made to the applicable prospectus supplement for information with respect to any additions to, or modifications or deletions of, the events of default or covenants described below.

Certain Covenants

Restrictions on Liens. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary (as defined below) to, create, incur or suffer to exist any mortgage or pledge, as security for any indebtedness, on or of any shares of stock, indebtedness or other obligations of a Subsidiary (as defined below) or any Principal Property (as defined below) of the Company or a Restricted Subsidiary, whether such shares of stock, indebtedness or other obligations of a Subsidiary or Principal Property is owned at the date of the Indenture or acquired after the date of the Indenture, unless the Company secures or causes such Restricted Subsidiary to secure the outstanding debt securities equally and ratably with all indebtedness secured by such mortgage or pledge, so long as such indebtedness shall be so secured. This covenant will not apply in the case of:

(i) the creation of any mortgage, pledge or other lien on any shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property acquired after the date of the Indenture (including acquisitions by way of merger or consolidation) by the Company or a Restricted Subsidiary contemporaneously with such acquisition, or within 180 days after such acquisition, to secure or provide for the payment or financing of any part of the purchase price of such acquisition, or the assumption of any mortgage, pledge or other lien upon any shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property acquired after the date of the Indenture existing at the time of such acquisition, or the acquisition of any shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property subject to any mortgage, pledge or other lien without the assumption of such mortgage, pledge or other liens, provided that every such mortgage, pledge or lien referred to in this clause (i) will attach only to the shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property so acquired and fixed improvements on such Principal Property;

(ii) any mortgage, pledge or other lien on any shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property existing at the date of this Indenture;

(iii) any mortgage, pledge or other lien on any shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property in favor of the Company or any Restricted Subsidiary;

(iv) any mortgage, pledge or other lien on Principal Property being constructed or improved securing loans to finance such construction or improvements;

(v) any mortgage, pledge or other lien on shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property incurred in connection with the issuance of tax-exempt governmental obligations; and

(vi) any renewal of or substitution for any mortgage, pledge or other lien permitted by any of the preceding clauses (i) through (v),

provided, in the case of a mortgage, pledge or other lien permitted under clause (i), (ii) or (iv), the indebtedness secured is not increased nor the lien extended to any additional shares of stock, indebtedness or other obligations of a Subsidiary or any additional Principal Property.

Notwithstanding the foregoing, the Company or any Restricted Subsidiary may create or assume liens in addition to those permitted by this paragraph, and renew, extend or replace such liens, provided that at the time of such creation, assumption, renewal, extension or replacement, and after giving effect to such creation, assumption, renewal, extension or replacement, Exempted Debt (as defined below) does not exceed 10% of Consolidated Net Tangible Assets (as defined below). (Section 4.3)

Restrictions on Sale and Lease-Back Transactions. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, sell or transfer, directly or indirectly, except to the Company or a Restricted Subsidiary, any Principal Property as an entirety, or any substantial portion of such property, with the intention of taking back a lease of such property, except a lease for a period of three years or less at the end of which it is intended that the use of such property by the lessee will be discontinued; provided that, notwithstanding the foregoing, the Company or any Restricted Subsidiary may sell any such Principal Property and lease it back for a longer period (i) if the Company or such Restricted Subsidiary would be entitled, pursuant to the provisions described above under “—Restrictions on Liens,” to create a mortgage on the property to be leased securing Funded Debt (as defined below) in an amount equal to the Attributable Debt (as defined below) with respect to such sale and lease-back transaction without equally and ratably securing the outstanding debt securities or (ii) if (A) the Company promptly informs the Trustee of such transaction, (B) the net proceeds of such transaction are at least equal to the fair value (as determined by board resolution of the Company) of such property and (C) the Company causes an amount equal to the net proceeds of the sale to be applied to the retirement, within 180 days after receipt of such proceeds, of Funded Debt incurred or assumed by the Company or a Restricted Subsidiary (including the debt securities); provided further that, in lieu of applying all of or any part of such net proceeds to such retirement, the Company may, within 75 days after such sale, deliver or cause to be delivered to the applicable trustee for cancellation either debentures or notes evidencing Funded Debt of the Company (which may include the outstanding debt securities) or of a Restricted Subsidiary previously authenticated and delivered by the applicable trustee, and not previously tendered for sinking fund purposes or called for a sinking fund or otherwise applied as a credit against an obligation to redeem or retire such notes or debentures, and an officers’ certificate (which will be delivered to the Trustee and each paying agent and which need not contain the statements prescribed by the second paragraph of Section 10.4 of the Indenture) stating that the Company elects to deliver or cause to be delivered such debentures or notes in lieu of retiring Funded Debt as provided in the Indenture. If the Company shall so deliver debentures or notes to the applicable trustee and the Company shall duly deliver such officers’ certificate, the amount of cash which the Company will be required to apply to the retirement of Funded Debt under this provision of the Indenture shall be reduced by an amount equal to the aggregate of the then applicable optional redemption prices (not including any optional sinking fund redemption prices) of such debentures or notes or, if there are no such redemption prices, the principal amount of such debentures or notes; provided, that in the case of debentures or notes which provide for an amount less than the principal amount of such debentures or notes to be due and payable upon a declaration of the maturity of such debentures or notes, such amount of cash shall be reduced by the amount of principal of such debentures or notes that would be due and payable as of the date of such application upon a declaration of acceleration of the maturity of such debentures or notes pursuant to the terms of the Indenture pursuant to which such debentures or notes were issued. Notwithstanding the foregoing, the Company or any Restricted Subsidiary may enter into sale and lease-back transactions in addition to those permitted by this paragraph and without any obligation to retire any outstanding debt securities or other Funded Debt, provided that at the time of entering into such sale and lease-back transactions and after giving effect to such transactions, Exempted Debt does not exceed 10% of Consolidated Net Tangible Assets. (Section 4.4)

Certain Definitions

The term “Attributable Debt” as defined in the Indenture means, as to any particular lease under which any Person (as defined in the Indenture) is at the time liable, other than a capital lease, and at any date as of which the amount of such lease is to be determined, the total net amount of rent required to be paid by such Person under such lease during the initial term of such lease as determined in accordance with generally accepted accounting principles, discounted from the last date of such initial term to the date of determination at a rate per annum equal to the discount rate which would be applicable to a capital lease with like term in accordance with generally accepted accounting principles. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated. “Attributable Debt” means, as to a capital lease under which any Person is at the time liable and at any date as of which the amount of such lease is to be determined, the capitalized amount of such lease that would appear on the face of a balance sheet of such Person in accordance with generally accepted accounting principles.

The term “Consolidated Net Tangible Assets” as defined in the Indenture means the excess over the current liabilities of the Company of all of its assets as determined by the Company and as would be set forth in a consolidated balance sheet of the Company and its Subsidiaries, on a consolidated basis, in accordance with generally accepted accounting principles as of a date within 90 days of the date of such determination, after deducting goodwill, trademarks, patents, other like intangibles and minority interests of others.

The term “Exempted Debt” as defined in the Indenture means the sum, without duplication, of the following items outstanding of the date Exempted Debt is being determined:

(i) indebtedness of the Company and its Restricted Subsidiaries incurred after the date of the Indenture and secured by liens created, assumed or otherwise incurred or permitted to exist pursuant to the provision described in the last sentence under “Certain Covenants—Restrictions on Liens” and

(ii) Attributable Debt of the Company and its Restricted Subsidiaries in respect of all sale and lease-back transactions with regard to any Principal Property entered into pursuant to the provision described in the last sentence under “—Certain Covenants—Restrictions on Sale and Lease-Back Transactions.”

The term “Funded Debt” as defined in the Indenture means all indebtedness for money borrowed, including purchase money indebtedness, having a maturity of more than one year from the date of its creation or having a maturity of less than one year but by its terms being renewable or extendible, at the option of the obligor in respect of such indebtedness, beyond one year from its creation.

The term “Principal Property” as defined in the Indenture means:

(i) land, land improvements, buildings and associated factory equipment owned or leased pursuant to a capital lease and used by the Company or a Restricted Subsidiary primarily for processing, producing, packaging or storing its products, raw materials, inventories or other materials and supplies and located within the United States of America and having an acquisition cost plus capitalized improvements in excess of 1% of Consolidated Net Tangible Assets as of the date of such determination;

(ii) certain property referred to in the Indenture; and

(iii) any asset held by Tyson Holding Company (which was subsequently merged with and into Tyson Foods, Inc.)

but shall not include any such property or assets described in clauses (i), (ii) or (iii) that is financed through the issuance of tax exempt governmental obligations, or any such property or assets that has been determined by board resolution of the Company not to be of material importance to the respective businesses conducted by the Company or such Restricted Subsidiary, effective as of the date such resolution is adopted.

The term “Restricted Subsidiary” as defined in the Indenture means any Subsidiary organized and existing under the laws of the United States of America and the principal business of which is carried on within the United States of America which owns or is a lessee pursuant to a capital lease of any Principal Property or owns shares of capital stock or indebtedness of another Restricted Subsidiary other than:

(i) each Subsidiary the major part of whose business consists of finance, banking, credit, leasing, insurance, financial services or other similar operations, or any combination of such operations; and

(ii) each Subsidiary formed or acquired after the date of the Indenture for the purpose of acquiring the business or assets of another person and which does not acquire all or any substantial part of the business or assets of the Company or any Restricted Subsidiary;

provided, however, the Board of Directors of the Company may declare any such Subsidiary to be a Restricted Subsidiary effective as of the date such resolution is adopted.

The term “Subsidiary” as defined in the Indenture means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock (as defined in the Indenture) is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

Restrictions on Consolidations, Mergers and Sales of Assets

The Indenture provides that the Company will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person (other than a consolidation with or merger with or into a Subsidiary) or permit any Person to merge with or into the Company unless:

(a) either

(i) the Company will be the continuing Person or

(ii) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction of the United States of America and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of the Company on all of the debt securities and the Company shall have delivered to the Trustee an opinion of counsel stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for in the Indenture relating to such transaction have been complied with; and

(b) immediately after giving effect to such transaction, no Default (as defined in the Indenture) shall have occurred and be continuing. (Section 5.1)

Events of Default

An “Event of Default,” as defined in the Indenture and applicable to debt securities, will occur with respect to the debt securities of any series if:

(a) the Company defaults in the payment of the principal of any debt security of such series when the same becomes due and payable at maturity, upon acceleration, redemption, mandatory repurchase or otherwise;

(b) the Company defaults in the payment of interest on any debt security of such series when the same becomes due and payable, and such default continues for a period of 30 days;

(c) the Company defaults in the performance of or breaches any other covenant or agreement of the Company in the Indenture with respect to the debt securities of such series and such default or breach continues for a period of 30 consecutive days after written notice to the Company by the Trustee or to the Company and the Trustee by the Holders (as defined in the Indenture) of 25% or more in aggregate principal amount of the debt securities of such series;

(d) an involuntary case or other proceeding shall be commenced against the Company with respect to it or its debts under any bankruptcy, insolvency or other similar law seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Company under the federal bankruptcy laws;

(e) the Company

(i) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law, or consents to the entry of an order for relief in an involuntary case under any such law,

(ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or for all or substantially all of the property and assets of the Company or

(iii) effects any general assignment for the benefit of creditors; or

(f) any other Events of Default set forth in the applicable prospectus supplement occurs. (Section 6.1)

The Indenture provides that if an Event of Default described in clauses (a), (b), (c) or (f) above (if such Event of Default under clause (c) or (f) is with respect to one or more but not all series of debt securities then outstanding) occurs and is continuing, then, and in each and every such case, except for any series of debt securities the principal of which shall have already become due and payable, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the debt securities of each such series then outstanding under the Indenture (each such series voting as a separate class) by notice in writing to the Company (and to the Trustee if given by Holders), may declare the entire principal (or, if the debt securities of any such series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of such series and set forth in the applicable prospectus supplement) of all debt securities of all such series, and the interest accrued on such debt securities, if any, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable. If an Event of Default described in clause (c) or (f) occurs and is continuing with respect to all series of debt securities then outstanding, then and in each and every such case, unless the principal of all the debt securities shall have already become due and payable, either the Trustee or the Holders of not less than 25% in aggregate principal amount of all the debt securities then outstanding under the Indenture (treated as one class), by notice in writing to the Company (and to the Trustee if given by Holders), may declare the entire principal (or, if any debt securities are Original Issue Discount Securities, such portion of the principal as may be specified in the terms of such Original Issue Discount Securities and set forth in the applicable prospectus supplement) of all the debt securities then outstanding and interest accrued on such debt securities, if any, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable. If an Event of Default described in clause (d) or (e) occurs and is continuing, then the principal amount (or, if any debt securities are Original Issue Discount Securities, such portion of the principal as may be specified in the terms of such Original Issue Discount Securities and set forth in the applicable prospectus supplement) of all the debt securities then outstanding and interest accrued on such debt securities, if any, shall be and become immediately due and payable, without any notice or other action by any Holder or the Trustee, to the full extent permitted by applicable law.

The provisions described in the paragraph above, however, are subject to the condition that if, at any time after the principal (or, if the debt securities are Original Issue Discount Securities, such portion of the principal as may be specified in the terms of such Original Issue Discount Securities and set forth in the applicable prospectus supplement) of the debt securities of any series (or of all the debt securities, as the case may be) shall have been so declared due and payable, and before any judgment or decree for the payment of the moneys due shall have been obtained or entered as provided in the Indenture, the Company will pay or will deposit with the Trustee a sum sufficient to pay all matured installments of interest upon all the debt securities of each such series (or of all the debt securities, as the case may be) and the principal of any and all debt securities of each such series (or of all the debt securities, as the case may be) which shall have become due otherwise than by acceleration (with interest upon such principal and, to the extent that payment of such interest is enforceable under applicable law, on overdue installments of interest, at the same rate as the rate of interest or yield to maturity (in the case of Original Issue Discount Securities) specified in the debt securities of each such series and set forth in the applicable prospectus supplement to the date of such payment or deposit) and such amount as shall be sufficient to cover all amounts owing to the Trustee and each predecessor Trustee, their respective agents, attorneys and counsel, and all other expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee except as a result of negligence or bad faith, and if any and all Events of Default under the Indenture, other than the non-payment of the principal of debt securities which shall have become due by acceleration, shall have been cured, waived or otherwise remedied as provided in the Indenture, then and in every such case the Holders of a majority in aggregate principal amount of all the debt securities of each such series, or of all the debt securities, in each case voting as a single class, then outstanding, by written notice to the Company and to the Trustee, may waive all defaults with respect to each such series (or with respect to all the debt securities, as the case may be) and rescind and annul such declaration and its consequences, but no such waiver or rescission and annulment will extend to or shall affect any subsequent default or shall impair any right consequent on such default. For all purposes under the Indenture, if a portion of the principal of any Original Issue Discount Securities shall have been accelerated and declared due and payable pursuant to the provisions described above, then, from and after such declaration, unless such declaration has been rescinded and annulled, the principal amount of such Original Issue Discount Securities will be deemed, for all purposes under the Indenture, to be such portion of the principal of such Original Issue Discount Securities as shall be due and payable as a result of such acceleration, and payment of such portion of the principal of such Original Issue Discount Securities as shall be due and payable as a result of such acceleration, together with interest, if any, on such Original Issue Discount Securities and all other amounts owing under the Indenture, shall constitute payment in full of such Original Issue Discount Securities. (Section 6.2)

The Indenture contains a provision under which, subject to the duty of the Trustee during a default to act with the standard of care required by law:

(i) the Trustee may rely and will be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper person, and the Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit;

(ii) before the Trustee acts or refrains from acting, it may require an officers’ certificate or an opinion of counsel, and the Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion;

(iii) the Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care;

(iv) the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction;

(v) the Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers or for any action it takes or omits to take in accordance with the direction of the Holders of a majority in principal amount of the outstanding debt securities relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under the Indenture; and

(vi) the Trustee may consult with counsel and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it under the Indenture in good faith and in reliance on such advice or opinion. (Section 7.2)

Subject to such provisions in the Indenture for the indemnification of the Trustee and certain other limitations, the Holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series affected (each such series voting as a separate class) may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee; provided, that the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders not joining in the giving of such direction; and provided further, that the Trustee may take any other action it deems proper that is not inconsistent with any directions received from Holders of debt securities pursuant to this paragraph. (Section 6.5)

The Indenture provides that no Holder of any debt security of any series may institute any proceeding, judicial or otherwise, with respect to the Indenture or the debt securities of such series, or for the appointment of a receiver or trustee, or for any other remedy under the Indenture, unless:

(i) such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the debt securities of such series;

(ii) the Holders of at least 25% in aggregate principal amount of outstanding debt securities of such series shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee under the Indenture;

(iii) such Holder or Holders have offered to the Trustee indemnity reasonably satisfactory to the Trustee against any costs, liabilities or expenses to be incurred in compliance with such request;

(iv) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

(v) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding debt securities of such series have not given the Trustee a direction that is inconsistent with such written request.

A Holder may not use the Indenture to prejudice the rights of another Holder or to obtain a preference or priority over such other Holder. (Section 6.6)

The Indenture contains a covenant that the Company will file annually, not more than 90 days after the end of its fiscal year, with the Trustee a certification from the principal executive officer, principal financial officer or principal accounting officer that a review has been conducted of the activities of the Company and its Subsidiaries and the Company’s and its Subsidiaries’ performance under the Indenture and that the Company has complied with all conditions and covenants under the Indenture. (Section 4.6)

Discharge, Defeasance and Covenant Defeasance

The Indenture provides that, except as provided below, the Company may terminate its obligations under the debt securities of any series and the Indenture with respect to debt securities of such series if:

(i) all debt securities of such series previously authenticated and delivered (other than destroyed, lost or stolen debt securities of such series that have been replaced or debt securities of such series that are fully paid or debt securities of such series for whose payment money or debt securities have previously been held in trust and subsequently repaid to the Company, as provided in the Indenture) have been delivered to the Trustee for cancellation and the Company has paid all sums payable by it under the Indenture; or

(ii)(A) the debt securities of such series mature within one year or all of them are to be called for redemption within one year under arrangements satisfactory to the Trustee for giving the notice of redemption, (B) the Company irrevocably deposits in trust with the Trustee, as trust funds solely for the benefit of the Holders of such debt securities for that purpose, money or U.S. Government Obligations (as defined in the Indenture) or a combination of money and U.S. Government Obligations sufficient (in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification of such firm delivered to the Trustee), without consideration of any reinvestment, to pay principal of and interest on the debt securities of such series to maturity or redemption, as the case may be, and to pay all other sums payable by it under the Indenture, (C) no default with respect to the debt securities of such series has occurred and is continuing on the date of such deposit, (D) such deposit does not result in a breach or violation of, or constitute a default under, the Indenture or any other agreement or instrument to which the Company is a party or by which it is bound and (E) the Company delivers to the Trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

With respect to the foregoing clause (i), only the Company’s obligations under Section 7.7 of the Indenture in respect of the debt securities of such series shall survive. With respect to the foregoing clause (ii), only the Company’s obligations in Sections 2.2 (Execution and Authorization), 2.3 (Amount Unlimited; Issuable in Series), 2.4 (Denomination and Date of Securities; Payments of Interest), 2.5 (Registrar and Paying Agent; Agents Generally), 2.6 (Paying Agent to Hold Money in Trust), 2.7 (Transfer and Exchange), 2.11 (Cancellation), 4.2 (Maintenance of Office or Agency), 7.7 (Compensation and Indemnity), 7.8 (Replacement of Trustee), 8.5 (Repayment by Company) and 8.6 (Reinstatement) of the Indenture in respect of the debt securities of such series shall survive until the debt securities of such series are no longer outstanding. Once there are no longer any debt securities of a particular series outstanding, only the Company’s obligations in Sections 7.7, 8.5 and 8.6 of the Indenture in respect of the debt securities of such series shall survive. After any such irrevocable deposit, the Trustee upon request shall acknowledge in writing the discharge of the Company’s obligations under the debt securities of such series and this Indenture with respect to the debt securities of such series except for those surviving obligations specified above. (Section 8.1)

The Indenture provides that, except as provided below, the Company will be deemed to have paid and will be discharged from any and all obligations in respect of the debt securities of any series after the period specified in clause (iv)(2)(z) below of this paragraph, and the provisions of the Indenture will no longer be in effect with respect to the debt securities of such series, and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging the same; provided, that the following conditions shall have been satisfied:

(i) the Company has irrevocably deposited in trust with the Trustee as trust funds solely for the benefit of the Holders for payment of the principal of and interest on the debt securities of such series, money or U.S. Government Obligations or a combination of money or U.S. Government Obligations sufficient (in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification of such firm delivered to the Trustee) without consideration of any reinvestment and after payment of all federal, state and local taxes or other charges and assessments in respect of such funds payable by the Trustee, to pay and discharge the principal of and accrued interest on the outstanding debt securities of such series to maturity or earlier redemption (irrevocably provided for under arrangements satisfactory to the Trustee), as the case may be;

(ii) such deposit will not result in a breach or violation of, or constitute a default under, the Indenture or any other agreement or instrument to which the Company is a party or by which it is bound;

(iii) no Default (as defined in the Indenture) with respect to the debt securities of such series shall have occurred and be continuing on the date of such deposit or at any time during the period specified in clause (iv)(2)(z) below;

(iv) the Company shall have delivered to the Trustee (1) either (x) a ruling directed to the Trustee received from the Internal Revenue Service to the effect that the Holders of the debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of the Company’s exercise of its option under this provision of the Indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised or (y) an opinion of counsel to the same affect as the ruling described in clause (x) above and based on a change in law and (2) an opinion of counsel to the effect that (x) the creation of the defeasance trust does not violate the Investment Company Act of 1940, as amended, (y) the Holders of the debt securities of such series have a valid first priority security interest in the trust funds, and (z) after the passage of 123 days following the deposit (except after one year following the deposit, with respect to any trust funds for the account of any Holder of the debt securities of such series who may be deemed to be an “insider” as to an obligor on the debt securities of such series for purposes of the United States Bankruptcy Code), the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law in a case commenced by or against the Company under either such statute, and either (I) the trust funds will no longer remain the property of the Company (and therefore will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally) or (II) if a court were to rule under any such law in any case or proceeding that the trust funds remained in the property of the Company, to the extent not paid to such Holders, the Trustee will hold, for the benefit of such Holders, a valid and perfected first priority security interest in such trust funds that is not avoidable in bankruptcy or otherwise (except for the effect of Section 552(b) of the United States Bankruptcy Code on interest on the trust funds accruing after the commencement of a case under such statute) and the Holders of the debt securities of such series will be entitled to receive adequate protection of their interests in such trust funds if such trust funds are used in such case or proceeding;

(v) if the debt securities of such series are then listed on a national securities exchange, the Company shall have delivered to the Trustee an opinion of counsel to the effect that the defeasance contemplated by this provision of the Indenture of the debt securities of such series will not cause the debt securities of such series to be delisted; and

(vi) the Company has delivered to the Trustee an officers, certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the Indenture relating to the defeasance contemplated by this provision of the Indenture of the debt securities of such series have been complied with. Notwithstanding the foregoing, prior to the end of the 123-day (or one year) period referred to in clause (iv)(2)(z) of this paragraph, none of the Company’s obligations under the Indenture with respect to the debt securities of such series shall be discharged. Subsequent to the end of such 123-day (or one year) period, the Company’s obligations in Sections 2.2 (Execution and Authorization), 2.3 (Amount Unlimited; Issuable in Series), 2.4 (Denomination and Date of Securities; Payments of Interest), 2.5 (Registrar and Paying Agent; Agents Generally), 2.6 (Paying Agent to Hold Money in Trust), 2.7 (Transfer and Exchange), 2.11 (Cancellation), 4.2 (Maintenance of Office or Agency), 7.7 (Compensation and Indemnity), 7.8 (Replacement of Trustee), 8.5 (Repayment by Company) and 8.6 (Reinstatement) of the Indenture with respect to the debt securities of such series shall survive until such debt securities are no longer outstanding. Once there are no longer any debt securities of a particular series outstanding, only the Company’s obligations in Sections 7.7 (Compensation and Indemnity), 8.5 (Repayment by Company) and 8.6 (Reinstatement) of the Indenture with respect to the debt securities of such series shall survive. If and when a ruling from the Internal Revenue Service or an opinion of counsel referred to in clause (iv)(1) of this paragraph is able to be provided specifically without regard to, and not in reliance upon, the continuance of the Company’s obligations under Section 4.1 (Payment of Securities) of the Indenture, then the Company’s obligations under such Section 4.1 of the Indenture with respect to the debt securities of such series shall cease upon delivery to the Trustee of such ruling or opinion of counsel and compliance with the other conditions precedent provided for in this provision of the Indenture relating to the defeasance contemplated by this provision of the Indenture. (Section 8.2)

The Indenture provides that the Company may omit to comply with any term, provision or condition described under “—Certain Covenants,” and such omission shall be deemed not to be an Event of Default, with respect to the outstanding debt securities of any series if:

(i) the Company has irrevocably deposited in trust with the Trustee as trust funds solely for the benefit of the Holders of the debt securities of such series for payment of the principal of and interest, if any, on the debt securities of such series money or U.S. Government Obligations or a combination of money or U.S. Government Obligations in an amount sufficient (in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification of such firm delivered to the Trustee) without consideration of any reinvestment and after payment of all federal, state and local taxes or other charges and assessments in respect of such funds payable by the Trustee, to pay and discharge the principal of and interest on the outstanding debt securities of such series to maturity or earlier redemption (irrevocably provided for under arrangements satisfactory to the Trustee), as the case may be;

(ii) such deposit will not result in a breach or violation of, or constitute a default under, the Indenture or any other agreement or instrument to which the Company is a party or by which it is bound;

(iii) no Default with respect to the debt securities of such series shall have occurred and be continuing on the date of such deposit;

(iv) the Company has delivered to the Trustee an opinion of counsel to the effect that (A) the creation of the defeasance trust does not violate the Investment Company Act of 1940, as amended, (B) the Holders of the debt securities of such series have a valid first-priority security interest in the trust funds, (C) such Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred and (D) after the passage of 123 days following the deposit (except after one year following the deposit, with respect to any trust funds for the account of any Holder of the debt securities of such series who may be deemed to be an “insider” as to an obligor on the debt securities of such series for purposes of the United States Bankruptcy Code), the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law in a case commenced by or against the Company under either such statute, and either (1) the trust funds will no longer remain the property of the Company (and therefore will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally) or (2) if a court were to rule under any such law in any case or proceeding that the trust funds remained property of the Company, to the extent not paid to such Holders, the Trustee will hold, for the benefit of such Holders, a valid and perfected first priority security interest in such trust funds that is not avoidable in bankruptcy or otherwise (except for the effect of Section 552(b) of the United States Bankruptcy Code on interest on the trust funds accruing after the commencement of a case under such statute), and the Holders of the debt securities of such series will be entitled to receive adequate protection of their interests in such trust funds if such trust funds are used in such case or proceeding;

(v) if the debt securities of such series are then listed on a national securities exchange, the Company shall have delivered to the Trustee an opinion of counsel to the effect that the covenant defeasance contemplated by this provision of the Indenture of the debt securities of such series will not cause the debt securities of such series to be delisted; and

(vi) the Company has delivered to the Trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the Indenture relating to the covenant defeasance contemplated by this provision of the Indenture of the debt securities of such series have been complied with. (Section 8.3)

Modification of the Indenture

The Indenture provides that the Company and the Trustee may amend or supplement the Indenture or the debt securities of any series without notice to or the consent of any Holder:

(i) to cure any ambiguity, defect or inconsistency in the Indenture; provided, that such amendments or supplements shall not adversely affect the interests of the Holders in any material respect;

(ii) to comply with Article 5 (Successor Corporation) of the Indenture;

(iii) to comply with any requirements of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act;

(iv) to evidence and provide for the acceptance of appointment under the Indenture with respect to the debt securities of any or all series by a successor Trustee;

(v) to establish the form or forms or terms of debt securities of any series or of the coupons appertaining to such debt securities as permitted by the Indenture;

(vi) to provide for uncertificated debt securities and to make all appropriate changes for such purpose; or

(vii) to make any change that does not materially and adversely affect the rights of any Holder. (Section 9.1)

The Indenture also provides that, without prior notice to any Holders, the Company and the Trustee may amend the Indenture and the debt securities of any series outstanding under the Indenture with the written consent of the Holders of a majority in principal amount of the outstanding debt securities of all series affected by such supplemental indenture (all such series voting as one class). The Indenture also provides that the Holders of a majority in principal amount of the outstanding debt securities of all series affected by such supplemental indenture (all such series voting as one class) by written notice to the Trustee may waive future compliance by the Company with any provision of the Indenture or the debt securities of such series. Notwithstanding the foregoing provision, without the consent of each Holder of the debt securities of each series affected by such supplemental indenture, an amendment or waiver, including a waiver pursuant to Section 6.4 of the Indenture, may not:

(i) extend the stated maturity of the principal of, or any sinking fund obligation or any installment of interest on, such Holder’s debt security;

(ii) reduce the principal amount of such debt security or the rate of interest on such debt security (including any amount in respect of original issue discount), or any premium payable with respect to such debt security;

(iii) adversely affect the rights of such Holder under any mandatory repurchase provision or any right of repurchase at the option of such Holder;

(iv) reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon an acceleration of the maturity of such debt security pursuant to the Indenture or the amount of such debt security provable in bankruptcy;

(v) change any place of payment where, or the currency in which, any debt security of such series or any premium or the interest on such debt security is payable;

(vi) impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of such debt security (or, in the case of redemption, on or after the redemption date or, in the case of mandatory repurchase, the date of such repurchase);

(vii) reduce the percentage in principal amount of outstanding debt security of such series the consent of whose Holders is required for any such supplemental indenture, for any waiver of compliance with certain provisions of the Indenture or certain Defaults and their consequences provided for in the Indenture;

(viii) waive a Default in the payment of principal of or interest on, any debt security of such series;

(ix) cause any debt security of such series to be subordinated in right of payment to any obligation of the Company; or

(x) modify any of the provisions of this section of the Indenture, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding debt security of any series affected by such supplemental indenture.

A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of debt securities, or which modifies the rights of Holders of debt securities of such series with respect to such covenant or provision, shall be deemed not to affect the rights under the Indenture of the Holders of debt securities of any other series or of the coupons appertaining to such debt securities. It shall not be necessary for the consent of the Holders under this section of the Indenture to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance of such proposed amendment, supplement or waiver. After an amendment, supplement or waiver under this section of the Indenture becomes effective, the Company shall give to the Holders affected by such amendment, supplement or waiver a notice briefly describing such amendment, supplement or waiver. The Company will mail supplemental indentures to Holders upon request. Any failure of the Company to mail such notice, or any defect in such notice, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver. (Section 9.2)

Governing Law

The Indenture and the debt securities and any related guarantees will be governed by the laws of the State of New York.

Concerning the Trustee

The Company and its subsidiaries maintain ordinary banking relationships with The Bank of New York Mellon Trust Company N.A. and its affiliates and a number of other banks. The Bank of New York Mellon Trust Company N.A. also serves as trustee with respect to certain other outstanding debt securities of the Company and its subsidiaries.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies in which the price of such warrants will be payable;

•

the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•

debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices or such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle or obligate the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities. The applicable supplement will describe:

•

the terms of the units and of the purchase contracts, warrants, debt securities, shares of preferred stock and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	if applicable, a discussion of any material United States federal income tax considerations;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

FORMS OF SECURITIES

Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

Registered Global Securities. We may issue the registered debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants, guaranteed trust preferred securities or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Tyson, the trustees, the warrant agents, the unit agents or any other agent of Tyson, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

Beneficial owners of securities generally will not receive certificates representing their ownership interests in the securities. However, if

•

the depositary notifies us that it is unwilling or unable to continue as a depositary for any securities or if the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 90 days of the notification or of our becoming aware of the depositary’s ceasing to be so registered, as the case may be,

•	we determine, in our sole discretion, not to have the securities represented by one or more global securities, or

•	in the case of debt securities, an event of default under the indenture for such debt securities has occurred and is continuing with respect to such debt securities,

then, in each case, we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

PLAN OF DISTRIBUTION

Tyson and/or the selling securityholders, if applicable, may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	through underwriters or dealers;

•	through agents; or

•	directly to purchasers.

The securities may be sold in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices.

We will describe in a prospectus supplement the particular terms of any offering of the securities, including the following:

•	the names of any underwriters or agents;

•	the proceeds we will receive from the sale;

•	any discounts and other items constituting underwriters’ or agents’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the applicable securities may be listed.

If Tyson and/or the selling securityholders, if applicable, use underwriters in the sale, such underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices.

The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased.

Tyson and/or the selling securityholders, if applicable, may sell securities through agents or dealers designated by them. Any agent or dealer involved in the offer or sale of the securities for which this prospectus is delivered will be named, and any commissions payable by us to that agent or dealer will be set forth, in the prospectus supplement. Unless indicated in the prospectus supplement, the agents will agree to use their reasonable efforts to solicit purchases for the period of their appointment and any dealer will purchase securities from Tyson and/or the selling securityholders, if applicable, as principal and may resell those securities at varying prices to be determined by the dealer.

Tyson and/or the selling securityholders, if applicable, also may sell securities directly. In this case, no underwriters or agents would be involved.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act.

Tyson and/or the selling securityholders, if applicable, may enter into agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act or to contribute with respect to payments which the underwriters, dealers or agents may be required to make, and to reimburse them for certain expenses.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of such securities or other securities the prices of which may be used to determine payments on the securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in such securities for their own account. In addition, to cover overallotments or to stabilize the price of the securities or of such other securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of such securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

Tyson and/or the selling securityholders, if applicable, may solicit offers to purchase securities directly from, and we may sell securities directly to, institutional investors or others. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

Some or all of the securities may be new issues of securities with no established trading market. We cannot and will not give any assurances as to the liquidity of the trading market for any of our securities.

VALIDITY OF SECURITIES

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell LLP or such other counsel as may be specified in the applicable prospectus supplement.

EXPERTS

The financial statements incorporated in this prospectus by reference to Tyson Foods, Inc.’s Current Report on Form 8-K dated July 28, 2014 and the financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Tyson Foods, Inc. for the year ended September 28, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited historical financial statements of The Hillshire Brands Company included in Exhibit 99.1 of Tyson Foods, Inc.’s Current Report on Form 8-K dated July 28, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.